SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

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Tableau Software, Inc.

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Tableau Software, Inc.

1621 North 34th Street

Seattle, Washington 98103

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2017 Annual Meeting of Stockholders of Tableau Software, Inc. will be held:

Date:	Tuesday, May 23, 2017
Time:	11:00 a.m. local time
Place:	Tableau Software, Inc.
1621 North 34th Street
Seattle, Washington 98103

The items of business are:

1.	To elect the three Class I directors named in the accompanying proxy statement.

2.	To approve, on an advisory basis, the compensation of our named executive officers.

3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

4.	To transact any other business properly brought before the meeting.

These items of business are more fully described in the accompanying proxy statement.

Stockholders of record of Tableau Class A common stock (NYSE: DATA) and Class B common stock as of the close of business on March 27, 2017, the record date of the Annual Meeting, are entitled to vote at the Annual Meeting or any adjournment thereof. You must present your proxy, voter instruction card, or meeting notice for admission.

By Order of the Board of Directors,

Keenan Conder

Executive Vice President, General Counsel and Corporate Secretary

Seattle, Washington

April 12, 2017

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 23, 2017. The proxy statement and our 2016 annual report to stockholders are available at www.proxyvote.com.

Whether or not you intend to be present at the meeting, please vote as promptly as possible by using the Internet or telephone or by signing, dating and returning the Proxy Card mailed to those who receive paper copies of this proxy statement.

PROXY STATEMENT—TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Proxy Materials

Why am I receiving these materials?

We are furnishing the proxy materials, including this proxy statement and our annual report to stockholders (Annual Report), which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, in connection with the solicitation of proxies by the Board of Directors (the Board) of Tableau Software, Inc. (also referred to herein as Tableau, the Company, we, us, our, ours and similar terms) for use at our 2017 Annual Meeting of Stockholders (the Annual Meeting) to be held on May 23, 2017, at 11:00 a.m., local time, at the Company’s offices located at 1621 North 34th Street, Seattle, Washington, including at any adjournments or postponements of the meeting.

Why did I receive a notice regarding the availability of proxy materials on the Internet?

In accordance with the rules of the Securities and Exchange Commission (SEC), we have elected to provide access to the proxy materials primarily via the Internet instead of mailing the full set of printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. On or about April 12, 2017, we mailed to our stockholders the Notice of Internet Availability of Proxy Materials (the Notice) that contains instructions on how to access our proxy materials on the Internet, how to vote at the Annual Meeting, and how to request printed copies of the proxy materials and Annual Report. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings.

Voting Information

What am I voting on?

There are three proposals on the agenda:

1.	Election of the three Class I directors named herein to serve on our Board for a three-year term;

2.	Approval, on an advisory basis, of the compensation of our named executive officers, as described in this proxy statement; and

3.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

The Board unanimously recommends that you vote “For” each of these proposals.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on March 27, 2017, the record date of the Annual Meeting (the Record Date), will be entitled to vote at the meeting. On the Record Date, there were 59,929,180 shares of Class A common stock and 18,026,609 shares of Class B common stock outstanding and entitled to vote.

Stockholder of Record (Shares Registered in Your Name) – If on the Record Date your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record for purposes of voting at the Annual Meeting. As a stockholder of record, you may vote in

Proxy Materials Voting Information

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person at the meeting or vote by proxy over the telephone, through the Internet or by using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted.

Beneficial Owner (Shares Registered in the Name of a Broker or Bank) – If on the Record Date your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What if another matter is properly brought before the meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting, and the deadline for stockholder proposals and nominations has passed. Nonetheless, if any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For your advisory vote on the compensation of our named executive officers and the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

Stockholder of Record (Shares Registered in Your Name) – If you are a stockholder of record, you may vote by proxy over the telephone, through the Internet, or by using a proxy card that you may request or that we may elect to deliver at a later time, or you may vote in person at the Annual Meeting. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy; only your last vote before the close of voting will be counted.

Phone:

To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m., Eastern Time on May 22, 2017 to be counted.

Internet:

To vote through the Internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your Internet vote must be received by 11:59 p.m., Eastern Time on May 22, 2017 to be counted.

Proxy Card:

To vote using the proxy card that may be delivered to you, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

In Person:	To vote in person, come to the Annual Meeting and request a ballot when you arrive.

Beneficial Owner (Shares Registered in the Name of Broker or Bank) – If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in the Notice to

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ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Internet proxy voting is being provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of Class A common stock and ten votes for each share of Class B common stock you owned as of the Record Date. The Class A common stock and Class B common stock will vote together as a single class on all proposals described in this proxy statement.

What happens if I do not vote?

Stockholder of Record (Shares Registered in Your Name) – If you are a stockholder of record and do not vote by telephone, through the Internet, by completing the proxy card that may be delivered to you or in person at the Annual Meeting, your shares will not be voted.

Beneficial Owner (Shares Registered in the Name of Broker or Bank) – If you are a beneficial owner and do not instruct your broker, bank or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (NYSE) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters would include proposals involving elections of directors (even if not contested) and executive compensation (including any advisory stockholder votes on executive compensation). Accordingly, your broker or nominee may not vote your shares on Proposals 1 and 2 without your instructions, but may vote your shares on Proposal 3, even in the absence of your instruction.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of each of the three nominees for director, “For” the advisory approval of named executive officer compensation, and “For” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of the Notices to ensure that all of your shares are voted.

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Can I change my vote after submitting my proxy?

Stockholder of Record (Shares Registered in Your Name) – You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the below ways. Your most current proxy card or telephone or Internet proxy is the one that is counted.

•	Submit another properly completed proxy card with a later date.

•	Grant a subsequent proxy by telephone or through the Internet.

•	Send a timely written notice that you are revoking your proxy to our Corporate Secretary at 1621 North 34th Street, Seattle, Washington 98103.

•	Attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Beneficial Owner (Shares Registered in the Name of Broker or Bank) – If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count:

•	“For,” “Withhold” and broker non-votes for Proposal 1; and

•	“For” and “Against,” abstentions and broker non-votes for Proposals 2 and 3.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

The following table summarizes the minimum vote needed, assuming that a quorum is present, to approve each proposal and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions or Withhold Votes	Effect of Broker Non-Votes
1	Election of Class I Directors	The three nominees receiving the most “For” votes will be elected	None	None
2	Advisory approval of the compensation of the Company’s named executive officers	“For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter	Against	None
3	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017	“For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter	Against	None

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if shares representing a majority of the aggregate voting power of shares of Class A common stock and Class B common stock (voting

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together as a single class) entitled to vote are present at the Annual Meeting in person or represented by proxy. On the Record Date, there were 59,929,180 shares of Class A common stock and 18,026,609 shares of Class B common stock outstanding and entitled to vote. Thus, the holders of shares representing an aggregate of 120,097,636 votes must be present in person or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of shares representing a majority of the voting power present at the Annual Meeting in person or represented by proxy may adjourn the Annual Meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amended Form 8-K to publish the final results.

Attending the Annual Meeting

How do I attend the Annual Meeting?

Only stockholders as of the Record Date and persons holding proxies from stockholders as of the Record Date may attend the Annual Meeting. If you are a stockholder of record and your shares are registered in your name, you must bring a form of photo identification to the Annual Meeting. If you are a beneficial owner and your shares are held in the name of a broker, trust, bank or other nominee, otherwise known as holding in “street name,” you must bring a proxy or letter from that broker, trust, bank or other nominee that confirms you are the beneficial owner of those shares as of the Record Date, together with a form of photo identification, to the Annual Meeting. If you are a representative of an entity that owns shares, you must bring a form of photo identification, evidence that you are the entity’s authorized representative or proxyholder, and, if the entity holds the shares in street name, proof of the entity’s beneficial ownership to the Annual Meeting. If you are a proxyholder, you must bring a valid legal proxy and a form of photo identification to the Annual Meeting. Use of cameras and recording devices will not be permitted at the Annual Meeting. Information on how to vote in person at the meeting is discussed above.

Attending the Annual Meeting

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DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors and Executive Officers

The names of our directors and executive officers and their ages, positions and biographies as of March 10, 2017, are set forth below. Our executive officers are appointed by, and serve at the direction of our Board. There are no family relationships among any of our directors or executive officers.

Name	Age	Position(s)
Adam Selipsky	50	President, Chief Executive Officer and Director
Christian Chabot	45	Co-founder and Chairman of the Board of Directors
Chris Stolte	44	Co-founder, Technical Advisor and Director
Patrick Hanrahan	61	Co-founder, Chief Scientist and Director
Billy Bosworth	47	Director
Elliott Jurgensen, Jr.	72	Director
Hilarie Koplow-McAdams	53	Director
John McAdam	66	Director
Brooke Seawell	69	Director
Thomas Walker	48	Chief Financial Officer
Daniel Miller	54	Executive Vice President, Worldwide Sales, Services and Support
Andrew Beers	45	Chief Development Officer
Elissa Fink	53	Chief Marketing Officer
Keenan Conder	54	Executive Vice President, General Counsel and Corporate Secretary

Adam Selipsky has served as our President, Chief Executive Officer and Director since September 2016. Prior to joining us, Mr. Selipsky served as Vice President, Marketing, Sales and Support for Amazon Web Services, Inc., a subsidiary of Amazon.com, from 2005 until September 2016. Prior to AWS, Mr. Selipsky held various roles at RealNetworks, Inc., a provider of Internet streaming media delivery software and services, from 1999 until 2005, including most recently Vice President, SuperPass and RealPlayer. From 1993 until 1999, Mr. Selipsky served as a Principal at Mercer Management Consulting, Inc. (now Oliver Wyman), a management consulting firm. Mr. Selipsky holds an M.B.A. and a B.A. from Harvard University. Mr. Selipsky was chosen to serve on our Board because of his extensive experience in the technology industry and because he is our President and Chief Executive Officer.

Christian Chabot is one of our co-founders and has served as Chairman of our Board since our inception in 2003. Mr. Chabot also served as our President and Chief Executive Officer from our inception in 2003 until September 2016. Prior to joining us, Mr. Chabot served as an Associate Partner at Softbank Venture Capital, a venture capital firm. Prior to Softbank, Mr. Chabot was the President and co-founder of BeeLine LLC, a visualization software company. He holds an M.B.A. from Stanford University, an M.Sc. from the University of Sussex and a B.S. from Stanford University. Mr. Chabot was chosen to serve on our Board because he is a co-founder, a significant stockholder and has a deep understanding of our products and technology.

Chris Stolte is one of our co-founders, has served as a member of our Board since our inception in 2003 and has been our Technical Advisor since August 2016. Dr. Stolte served as our Chief Development Officer from May 2010 until August 2016 and, prior to that, served as our Vice President of Engineering. Prior to joining us, Dr. Stolte was the Chief Technology Officer and co-founder of BeeLine LLC. Dr. Stolte holds a Ph.D. in Computer Science from Stanford University and a B.S. from Simon Fraser University. Dr. Stolte was chosen to serve on our Board because he is a co-founder, a significant stockholder and has a deep understanding of our products and technology.

Directors and Executive Officers

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Patrick Hanrahan is one of our co-founders and has served as a member of our Board and our Chief Scientist since our inception in 2003. Dr. Hanrahan is also currently the CANON Professor of Computer Science and Electrical Engineering at Stanford University, where he teaches computer graphics and is researching visualization, image synthesis, and graphics systems and architectures. Dr. Hanrahan is a part-time employee of Tableau, with approximately 20% of his professional time currently dedicated to Tableau. Prior to joining us, Dr. Hanrahan served as a senior scientist at Pixar Animation Studios. Prior to joining Stanford, Dr. Hanrahan was an Associate Professor at Princeton University. Dr. Hanrahan holds a Ph.D. in Biophysics and a B.S. from the University of Wisconsin—Madison. Dr. Hanrahan was chosen to serve on our Board because he is a co-founder, a significant stockholder and, as our Chief Scientist, has a deep understanding of our products and technology.

Billy Bosworth has served as a member of our Board since May 2015. Mr. Bosworth has served as the President and Chief Executive Officer and as a member of the board of DataStax, Inc., a provider of open-source and big-data database technology, since May 2011. Prior to joining DataStax, Mr. Bosworth held positions at Quest Software, a provider of systems management software, from June 2005 to May 2011, where his most recent role was Vice President and General Manager of the database business unit. Mr. Bosworth holds a B.S. in Information Science and Data Processing from the University of Louisville. Mr. Bosworth was chosen to serve on our Board due to his experience in the database industry, and in particular, his extensive background in product management and development.

Elliott Jurgensen, Jr. has served as a member of our Board since September 2012. Mr. Jurgensen retired from KPMG LLP, an international public accounting firm, in January 2003 after 32 years, including 23 years as an audit partner. During his public accounting career at KPMG, he held a number of leadership positions, including Managing Partner of the Bellevue, Washington office from 1982 to 1991 and Managing Partner of the Seattle, Washington office from 1993 to 2002. Mr. Jurgensen also serves on the board of a privately held technology company and served as a director of publicly held companies BSquare Corporation, from January 2003 to June 2016 when he resigned; McCormick & Schmick’s Seafood Restaurants, Inc., from July 2004 until December 2011 when it was acquired; and Isilon Systems, Inc., from April 2006 to December 2010 when it was acquired by EMC Corporation (now Dell EMC). Mr. Jurgensen has a B.S. from California State University, San Jose. Mr. Jurgensen was chosen to serve on our Board due to his substantial financial expertise that includes extensive knowledge of the complex financial and operational issues facing publicly-traded companies and a deep understanding of accounting principles and financial reporting rules and regulations. He also brings professional service expertise, technology industry experience, experience as a public company board member, and sales and marketing experience at KPMG.

Hilarie Koplow-McAdams has served as a member of our Board since December 2016. Ms. Koplow-McAdams served as the President of New Relic, Inc., a digital intelligence company, from October 2015 until April 2017 and, prior to that, served as New Relic’s Chief Revenue Officer from December 2013 to September 2015. Prior to New Relic, Ms. Koplow-McAdams served as President of Global Sales at salesforce.com, inc., a software company, from April 2013 to November 2013. Ms. Koplow-McAdams also held a variety of other positions at salesforce.com, including President of the Commercial and SMB unit from February 2012 to April 2013, Executive Vice President of Worldwide Sales from May 2010 to February 2012, and Executive Vice President of Global Corporate Sales from May 2008 to May 2010. From 2006 to 2008, Ms. Koplow-McAdams served as Vice President of Direct Sales at Intuit Inc., a software company. In addition, Ms. Koplow-McAdams previously served in various senior sales roles at Oracle Corporation, a computer technology company, where her most recent role was Senior Vice President of Oracle Direct. Ms. Koplow-McAdams holds an M.A. in Public Policy from the University of Chicago and a B.A. in Sociology from Mills College. Ms. Koplow-McAdams was chosen to serve on our Board due to her leadership and global expertise as a current executive and former sales executive of publicly-traded international technology companies and her experience in senior management of high growth technology companies, including software and emerging technology companies.

John McAdam has served as a member of our Board since December 2012 and as our lead independent director since May 2015. Mr. McAdam has served as the President and Chief Executive Officer and a member of the board of directors of F5 Networks, Inc., a provider of application delivery networking technology, from July 2000 until his retirement in April 2017 (with the exception of the period of July 2015 to December 2015, when he

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served as F5’s non-executive Board Chairman). Prior to joining F5 Networks, Mr. McAdam served as General Manager of the Web server sales business at IBM from September 1999 to July 2000. From January 1995 until August 1999, Mr. McAdam served as the President and Chief Operating Officer of Sequent Computer Systems, Inc., a manufacturer of high-end open systems, which was sold to IBM in September 1999. Mr. McAdam also currently serves on the boards of publicly-held technology companies Nutanix, Inc. and Apptio, Inc. Mr. McAdam holds a B.S. from the University of Glasgow, Scotland. Mr. McAdam was chosen to serve on our Board due to his experience in the technology industry, and in particular, his experience managing F5 Networks through a period of high growth.

Brooke Seawell has served as a member of our Board since November 2011. Mr. Seawell has been a Venture Partner with New Enterprise Associates (NEA), a venture capital firm, since January 2005. Prior to joining NEA, Mr. Seawell was a Partner with Technology Crossover Ventures, a venture capital firm, from February 2000 to December 2004. Mr. Seawell also served as Executive Vice President of NetDynamics Inc., an application server software company that was acquired by Sun Microsystems, Inc., from 1997 to 1998, and Senior Vice President, Finance and Operations and Chief Financial Officer of Synopsys, an electronic design automation software company, from 1991 to 1997. Mr. Seawell previously served as Vice President, Finance and Production and Chief Financial Officer of Weitek Corporation, a fabless semiconductor company, from 1983 to 1991, and co-founder and Chief Financial Officer of Southwall Technologies, Inc., a complex thin film coatings company, from 1979 to 1983. Mr. Seawell currently serves on the boards of NVIDIA Corporation and various private technology companies. Mr. Seawell also is a member of the Stanford University Athletic Board and previously served on the Management Board of the Stanford Graduate School of Business. Mr. Seawell holds an M.B.A. from Stanford University and a B.A. from Stanford University. Mr. Seawell was chosen to serve on our Board due to his more than 30 years of experience in technology finance and operations, including having served as the chief financial officer of two public companies, his experience in the venture capital industry and his experience as a director of technology companies.

Thomas Walker has served as our Chief Financial Officer since July 2008 and, prior to that, served as our Vice President, Finance and Operations. Prior to joining us, Mr. Walker served as Vice President, Finance and Administration at Beacon Fire and Safety LP, which was subsequently acquired by Cintas Corporation. Mr. Walker has over 20 years of experience in software and publishing, including roles in corporate finance at Time Warner Inc. and IDG Books Worldwide, Inc., which was subsequently acquired by John Wiley & Sons, Inc. Mr. Walker holds an M.B.A. from CUNY Baruch College and a B.S. from Arizona State University.

Daniel Miller has served as our Executive Vice President, Worldwide Sales, Services and Support since February 2017. Prior to joining us, Mr. Miller served as Senior Vice President, ISV/OEM and Java Businesses at Oracle Corporation, from April 2015 until January 2017. Mr. Miller previously served as Senior Vice President, Worldwide Enterprise Sector at Juniper Networks, Inc., a developer of networking products, from November 2010 to March 2015. From 2009 to 2010, Mr. Miller served as VP and GM Global Technology Services Sales, Alliances and Operations at Hewlett Packard (now HP Inc.) and, prior to that, Vice President, Global Accounts and Industries, from 2008 to 2009. Prior to Hewlett Packard, Mr. Miller held a variety of positions at Sun Microsystems (acquired by Oracle in 2010), from 1988 until 2008, including Senior Vice President, Global Systems and Storage Practice and President, Sun Microsystems Japan. Mr. Miller holds a B.S. from the University of Colorado.

Andrew Beers has served as our Chief Development Officer since September 2016, and prior to that, served in various roles since joining Tableau in October 2004, most recently, as our Vice President of Product Development. Prior to joining us, Mr. Beers served in various engineering roles at Align Technology, Inc., makers of the Invisalign system, where his most recent role was Director, Applied Technology. Mr. Beers holds an M.S. in Computer Science from Stanford University and a B.S. in Computer Science from the State University of New York (SUNY) at Buffalo.

Elissa Fink has served as our Chief Marketing Officer since August 2011 and, prior to that, served as our Vice President of Marketing. Prior to joining us, Ms. Fink served as Executive Vice President at IXI Corporation, which was subsequently acquired by Equifax, Inc. She holds an M.B.A. in Marketing and Decision Systems from the University of Southern California and a B.A. from Santa Clara University.

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Keenan Conder has served as our Executive Vice President, General Counsel and Corporate Secretary since May 2016 and, prior to that, as our Vice President, General Counsel and Corporate Secretary since joining Tableau in January 2012. Previously, Mr. Conder served as Vice President, General Counsel and Corporate Secretary of Isilon Systems, Inc., a data storage company, which was subsequently acquired by EMC Corporation (now Dell EMC), from 2007 to 2012. Mr. Conder previously served as Senior Vice President, General Counsel and Corporate Secretary of Expedia, Inc. Mr. Conder received his J.D. from Wake Forest University and holds a B.A. from the University of North Carolina at Chapel Hill.

Board Composition and Leadership

Our Board is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Our Board presently has nine authorized directors. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

Mr. Chabot is one of our co-founders and serves as Chairman of our Board of Directors, and previously served as our Chief Executive Officer until September 2016. In September 2016, we appointed Mr. Selipsky as our new Chief Executive Officer. The Company believes that combining the positions of Chief Executive Officer and Chairman of the Board has historically helped to ensure that the Board and management act with a common purpose. The Company also believes that separation of the positions of Chairman of the Board and Chief Executive Officer can reinforce the independence of the Board in its oversight of the business and affairs of the Company. Accordingly, when Mr. Chabot stepped down from his position as Chief Executive Officer in September 2016, the Board determined to keep the roles of Chairman of the Board and Chief Executive Officer separate in order to create an environment conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its stockholders. However, the Company also believes that it is advantageous to have a Chairman of the Board with an extensive history with and knowledge of the Company, and accordingly Mr. Chabot has retained that role.

We also have a lead independent director position, currently held by Mr. McAdam since May 2015. As lead independent director, Mr. McAdam presides over periodic meetings of our independent directors, serves as a liaison between our Chairman and the independent directors and performs such additional duties as our Board may otherwise determine and delegate.

Board Composition and Leadership

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The below table sets forth each of our directors, including our nominees for election as a director at the Annual Meeting (those with terms expiring at the Annual Meeting) and each of our continuing members (those with terms expiring at our annual meeting of stockholders to be held in 2018 or 2019). Further information, including their ages and biographies, are included in the “Directors and Executive Officers” section above.

Name	Director Since	Class	Current Term Expires
Nominees for Director:
Mr. Jurgensen	2012	I	2017
Mr. McAdam	2012	I	2017
Mr. Seawell	2011	I	2017
Directors Continuing In Office:
Mr. Bosworth	2015	II	2018
Dr. Hanrahan	2003	II	2018
Ms. Koplow-McAdams	2016	II	2018
Mr. Chabot	2003	III	2019
Mr. Selipsky	2016	III	2019
Dr. Stolte	2003	III	2019

We encourage, but do not require, our directors and nominees for director to attend the Annual Meeting. Two of our directors attended our annual meeting held last year.

Board Meetings and Committees

The Board met eight times during fiscal year 2016. Each Board member attended 75% or more of the aggregate number of all Board and applicable committee meetings held during the portion of the last fiscal year for which he or she served as a director or committee member.

The Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of our committees operates under a written charter adopted by our Board. All of the current committee charters are available to stockholders on the Investor Relations section of our website at investors.tableau.com/corporate-governance.

The below table provides membership information for the fiscal year ended December 31, 2016 for each of our standing Board committees.

Name	Audit	Compensation(1)	Nominating and Corporate Governance
Dr. Baskett		Member
Mr. Bosworth		Member	Member
Mr. Jurgensen	Member	Chair
Mr. McAdam	Member		Chair
Mr. Seawell	Chair

(1)	Dr. Baskett resigned from the Board and Compensation Committee, effective February 24, 2017. Ms. Koplow-McAdams has been appointed to the Compensation Committee, effective May 24, 2017.

Board Meetings and Committees

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Our Board may establish other committees to facilitate the management of our business. The composition and functions of each of our current standing committee are described below. Members serve on these committees until their resignation or until otherwise determined by our Board.

Audit Committee

The Audit Committee provides oversight of our accounting and financial reporting processes and financial statement audits, reviews our financial controls, and consults with and reviews the services provided by our independent registered public accounting firm. During 2016, the Audit Committee held eight meetings.

Our Audit Committee currently comprises Messrs. Seawell (as chairperson), Jurgensen and McAdam. Our Board has determined each member of the Audit Committee to be independent under the NYSE listing standards and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended (the Exchange Act). Our Board has determined that each of Messrs. Seawell and Jurgensen is an “audit committee financial expert” within the meaning of SEC regulations. Our Board has also determined that each of the directors serving on our Audit Committee has the requisite financial expertise required under the applicable requirements of the NYSE. In arriving at this determination, our Board has examined each Audit Committee member’s scope of experience and the nature of their employment in the corporate finance sector.

Compensation Committee

The Compensation Committee establishes, reviews and approves the compensation and benefits to be provided to our executive officers; reviews and recommends to our Board the compensation for our directors; evaluates, adopts and administers the equity plans; and establishes policies with respect to equity compensation arrangements. During 2016, the Compensation Committee held three meetings.

Our Compensation Committee currently comprises Mr. Jurgensen (as chairperson) and Mr. Bosworth. Dr. Baskett also served on our Compensation Committee during fiscal year 2016 and until his resignation on February 24, 2017. Our Board has determined each member of the Compensation Committee to be independent under the NYSE listing standards and the rules and regulations of the SEC, a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and an “outside director” as that term is defined in Section 162(m) of the Code. The Compensation Committee has the authority to retain compensation consultants to assist in the evaluation of executive compensation and has the authority to approve any consultants’ fees and retention terms. Additional information regarding the Compensation Committee’s processes and procedures, including the role of compensation consultants in evaluating the amount or form of executive and director compensation, can be found in the “Compensation Discussion and Analysis” section of this proxy statement.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is currently or has been at any time one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (also referred to as the Nominating Committee) searches for and recommends to the Board potential nominees for Board positions, makes recommendations to the Board regarding size and composition of the Board, periodically reviews and evaluates director performance and recommends to the Board and management areas for improvement, and develops and recommends to the Board the governance principles applicable to Tableau. During 2016, the Nominating Committee held two meetings.

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Our Nominating Committee currently comprises Mr. McAdam (as chairperson) and Mr. Bosworth. Our Board has determined each member of the Nominating Committee to be independent under the NYSE listing standards.

Director Selection and Nominations

Director Qualifications

The Board and Nominating Committee believes that each of our directors should have certain minimum qualifications, as outlined in our Corporate Governance Guidelines, and which include having the highest personal integrity and ethics. The Board and Nominating Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. The Board and Nominating Committee retain the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Board and Nominating Committee typically consider diversity, age, skills and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.

Process for Nominating Directors

In the case of incumbent directors whose terms of office are set to expire, the Nominating Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating Committee also determines whether the nominee is independent for NYSE purposes, which determination is based upon applicable NYSE listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating Committee may use its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board.

Candidates may come to the attention of the Nominating Committee from a variety of sources, including current Board members, stockholders and management. All candidates are reviewed in the same manner, including the minimum criteria set forth above, regardless of whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating Committee to become nominees for election to the Board may do so by delivering a written recommendation to our Corporate Secretary on a timely basis as set forth in the section below entitled “Stockholder Proposals.” Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of the Company’s stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and willingness to serve as a director if elected.

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Corporate Governance and Board Matters

Role of the Board in Risk Oversight

One of the Board’s key functions is informed oversight of the Company’s risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our Nominating Committee monitors the effectiveness of our Corporate Governance Guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Typically, the entire Board meets periodically with senior management responsible for the Company’s risk management, and the applicable Board committees meet periodically with the employees responsible for risk management in the committees’ respective areas of oversight. The Board as a whole and the various standing committees receive periodic reports from the head of the Company’s legal and operations groups, as well as incidental reports as matters may arise. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible.

Stockholder Communications with the Board of Directors

Our Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. This information is available on the Company’s website at investors.tableau.com/corporate-governance. In addition, any interested person may communicate directly with the lead independent director or the independent or non-management directors. Persons interested in communicating directly with the independent or non-management directors regarding their concerns or issues are referred to the procedures for such communications on the Company’s website at investors.tableau.com/corporate-governance.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on the Company’s website at investors.tableau.com/corporate-governance. We intend to disclose any amendments to this code, or any waivers of its requirements, on our website to the extent required by the applicable rules and exchange requirements.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The guidelines are also intended to align the interests of directors and management with those of the Company’s stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines are available on the Company’s website at investors.tableau.com/corporate-governance.

Director Selection and Nominations Corporate Governance and Board Matters

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Other Policies

Our insider trading policy prohibits our employees, consultants and directors from engaging in transactions in publicly-traded options, such as puts and calls, and other derivative securities with respect to the Company’s securities. This prohibition extends to any hedging, inherently speculative transaction or similar transaction designed to decrease the risks associated with holding Company securities. In addition, all individuals covered by the insider trading policy, including our directors and executive officers, are prohibited from pledging Company securities as collateral for loans and may not hold Company securities in margin accounts.

Director Independence and Related Person Transactions

Director Independence

Our Board has undertaken a review of its composition, the composition of its committees and the independence of each director and nominee for director. Our Board has determined that, other than Mr. Selipsky, Mr. Chabot, Dr. Stolte, and Dr. Hanrahan, by virtue of their positions as Chief Executive Officer, Co-Founder and Chairman of the Board, Co-Founder and Technical Advisor, and Co-Founder and Chief Scientist, respectively, none of our directors has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the NYSE. Accordingly, a majority of our directors are independent, as required under applicable NYSE rules. In making this determination, our Board considered the current and prior relationships that each non-employee director has with us and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Transactions with Related Persons

We have adopted a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the prior consent of our Audit Committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $100,000 and such person would have a direct or indirect interest, must first be presented to our Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, our Audit Committee is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Please see the “Executive Compensation” and “Director Compensation” sections of this proxy for a description of compensation arrangements with our named executive officers and directors.

Investor Rights Agreement – In July 2012, we entered into an Amended and Restated Investor Rights Agreement with the holders of our outstanding preferred stock and certain holders of our outstanding Class B common stock, including entities with which certain of our directors are affiliated. As of December 31, 2016, the holders of approximately 0.9 million shares of our Class A and Class B common stock were entitled to rights with respect to the registration of their shares.

Conversion Agreements – We have entered into conversion agreements with each of our founders, Christian Chabot, Christopher Stolte and Patrick Hanrahan, pursuant to which each founder has agreed to effect conversion of his shares of Class B common stock into Class A common stock, effective automatically upon the termination of such founder’s continuous service for any reason whatsoever, subject only to approval of our Board. In the conversion agreements, continuous service is defined to mean that the founder’s service with us,

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whether as an employee, a member of our Board or a consultant, is not interrupted or terminated. A mere change in capacity from employee and member of our Board to that of a consultant would not result in a termination of continuous service as long as there is no interruption in service to us.

Indemnification Agreements – Our amended and restated certificate of incorporation and amended and restated bylaws provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law. In addition, we have entered into indemnification agreements with each of our current directors, officers and some of our employees. These agreements provide for the indemnification of such persons for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were serving in such capacity. We have obtained director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us.

Director Independence and Related Person Transactions

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SECURITIES OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of March 10, 2017, information regarding beneficial ownership of our capital stock by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our Class A common stock or Class B common stock;

•	each of our named executive officers;

•	each of our directors and nominees for director; and

•	all of our current executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Class A and Class B common stock that they beneficially own, subject to applicable community property laws.

Our calculation of the percentage of beneficial ownership is based on 59,904,046 shares of our Class A common stock and 18,026,609 shares of our Class B common stock outstanding as of March 10, 2017. Class B common stock subject to stock options currently exercisable or exercisable within 60 days of March 10, 2017 is deemed to be outstanding for computing the percentage ownership of the person holding the stock options, and the percentage ownership of any group of which the holder is a member, but is not deemed outstanding for computing the percentage of any other person. As of March 10, 2017, none of our directors or executive officers held RSUs that would vest within 60 days of March 10, 2017.

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The table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. The address of each executive officer and director, unless otherwise indicated by footnote, is c/o Tableau Software, Inc., 1621 North 34th Street, Seattle, Washington 98103.

	Class A Common Stock		Class B Common Stock		% of Total Voting Power †
Name of Beneficial Owner	Number of Shares	% of Total	Number of Shares	% of Total
Executive Officers, Directors and Nominees for Director:
Adam Selipsky (1)	—	—	—	—	—
Christian Chabot(2)	2,868	*	6,133,812	32.9%	24.9%
Christopher Stolte(2)	2,867	*	4,352,937	23.3%	17.7%
Patrick Hanrahan(3)	—	—	7,663,278	42.5%	31.9%
Billy Bosworth(4)	2,817	*	1,000	*	*
Elliott Jurgensen, Jr.(5)	1,760	*	48,000	*	*
Hilarie Koplow-McAdams(6)	—	—	—	—	—
John McAdam(7)	9,041	*	60,000	*	*
Brooke Seawell(8)	16,014	*	20,000	*	*
Thomas Walker(9)	51,771	*	90,500	*	*
Andrew Beers(10)	285,840	*	161,125	*	*
Elissa Fink(11)	14,150	*	242,534	1.3%	1.0%
Keenan Conder(12)	27,666	*	106,940	*	*
All executive officers and directors as a group (14 persons)(13)	414,794	*	18,880,126	94.9%	73.1%
Other 5% Stockholders:
Altimeter Capital Management, L.P.(14)	3,041,608	5.1%	—	—	1.3%
Cadian Capital Management, LP(15)	3,908,836	6.5%	—	—	1.6%
T. Rowe Price Associates, Inc.(16)	11,178,873	18.7%	—	—	4.7%
The Vanguard Group, Inc.(17)	4,274,062	7.1%	—	—	1.8%

*	Represents beneficial ownership of less than 1% of the outstanding common stock or total voting power, as applicable.

†

Represents the voting power with respect to all shares of our Class A common stock and Class B common stock, voting as a single class. Each share of Class A common stock is entitled to one vote per share and each share of Class B common stock is entitled to ten votes per share. The Class A common stock and Class B common stock vote together on all matters (including the election of directors) submitted to a vote of stockholders, except under limited circumstances.

(1)	Mr. Selipsky joined Tableau in September 2016; he holds no shares of Tableau common stock and has no rights to acquire shares of Tableau common stock within 60 days of March 10, 2017.

(2)	Each of Mr. Chabot and Dr. Stolte ownership holdings include 639,812 shares of Class B common stock issuable pursuant to stock options exercisable within 60 days of March 10, 2017.

(3)	Represents shares of Class B common stock held by the Patrick M. Hanrahan & Delle R. Maxwell Trust Dated 3/24/2008, for which Dr. Hanrahan holds voting and dispositive power.

(4)	Includes 1,000 shares of Class B common stock issuable pursuant to stock options exercisable within 60 days of March 10, 2017.

(5)	Includes 48,000 shares of Class B common stock issuable pursuant to stock options exercisable within 60 days of March 10, 2017.

(6)	Ms. Koplow-McAdams joined our Board in December 2016.

(7)	Includes 60,000 shares of Class B common stock issuable pursuant to stock options exercisable within 60 days of March 10, 2017.

(8)

Includes (i) 15,859 shares of Class A common stock held by the Rosemary & A. Brooke Seawell Revocable Trust dated 12/20/09, restated 6/29/10, for which Mr. Seawell holds voting and dispositive power (ii) 10,000 shares of Class B common stock held by the Rosemary & A. Brooke Seawell Revocable Trust dated 12/20/09, restated 6/29/10, for which Mr. Seawell holds voting and dispositive power and (iii) 10,000 shares of Class B common stock issuable pursuant to stock options exercisable within 60 days of March 10, 2017.

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(9)

Includes (i) 20,526 shares of Class A common stock held by the Thomas and Katherine Walker Living Trust, for which Mr. Walker holds voting and dispositive power, and (ii) 90,500 shares of Class B common stock issuable pursuant to stock options exercisable within 60 days of March 10, 2017.

(10)

Includes (i) 92,041 shares of Class A common stock held by the Andrew C Beers Living Trust U/A dated 01/31/2008, for which Mr. Beers holds voting and dispositive power, and (ii) 161,125 shares of Class B common stock issuable pursuant to stock options exercisable within 60 days of March 10, 2017.

(11)	Includes 114,614 shares of Class B common stock issuable pursuant to stock options exercisable within 60 days of March 10, 2017.

(12)	Includes 106,940 shares of Class B common stock issuable pursuant to stock options exercisable within 60 days of March 10, 2017.

(13)	Includes 1,871,803 shares of Class B common stock issuable pursuant to stock options exercisable within 60 days of March 10, 2017.

(14)

Based solely on information provided in a Schedule 13G filed with the SEC on March 16, 2017 by Altimeter Capital Management, LP (“Altimeter”), reflecting beneficial ownership of Class A common stock as of December 31, 2016. Altimeter has voting and dispositive power over the reported shares of Class A common stock that is shared with Altimeter Partners Fund, L.P. and Brad Gerstner. The principal business address of Altimeter is One International Place, Suite 2400, Boston, Massachusetts 02110.

(15)

Based solely on information provided in a Schedule 13G filed with the SEC on February 13, 2017 by Cadian Capital Management, LP (“Cadian”), reflecting beneficial ownership of Class A common stock as of December 31, 2016. Cadian has voting and dispositive power over the reported shares of Class A common stock that is shared with Cadian Capital Management GP, LLC and Eric Bannasch. The principal business address of Cadian is 535 Madison Avenue, 36th Floor, New York, New York 10022.

(16)

Based solely on information provided in a Schedule 13G/A filed with the SEC on behalf of T. Rowe Price Associates, Inc. and T. Rowe Price New Horizons Fund, Inc. on February 7, 2017, reflecting beneficial ownership of Class A common stock as of December 31, 2016. According to this filing, (i) T. Rowe Price Associates, Inc. has sole voting power with regard to 2,554,942 shares of Class A common stock and sole dispositive power with regard to all reported shares of Class A common stock and (ii) T. Rowe Price New Horizons Fund, Inc. has sole voting power with regard to 2,896,572 shares of Class A common stock. The principal business address of these entities is 100 E. Pratt Street, Baltimore, Maryland 21202.

(17)

Based solely on information provided in a Schedule 13G/A filed with the SEC on February 10, 2017 by The Vanguard Group, Inc. (“VGI”), reflecting beneficial ownership of Class A common stock as of December 31, 2016. According to this filing, VGI has sole voting power with regard to 32,845 shares of Class A common stock, shared voting power with regard to 6,025 shares of Class A common stock, sole dispositive power with regard to 4,237,905 shares of Class A common stock and shared dispositive power with regard to 36,157 shares of Class A common stock. The reported shares of Class A common stock include 30,132 shares of Class A common stock beneficially owned by Vanguard Fiduciary Trust Company, a wholly owned subsidiary of VGI, as a result of its serving as investment manager of collective trust accounts, and 8,738 shares of Class A common stock beneficially owned by Vanguard Investments Australia, Ltd., a wholly owned subsidiary of VGI, as a result of its serving as an investment manager of Australian investment offerings. The principal business address of these entities is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and holders of more than ten percent of our Class A and Class B common stock, to file with the SEC reports regarding their ownership and changes in ownership of our securities.

Based upon a review of the filings with the SEC and written representations by our directors and executive officers that no other reports were required, we believe that all of our directors, executive officers and all persons known to us to be ten percent stockholders complied during fiscal year 2016 with the applicable reporting requirements of Section 16(a) of the Exchange Act.

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DIRECTOR COMPENSATION

Board Compensation for Non-Employee Directors

Our directors play a critical role in guiding our strategic direction and overseeing our management. In order to compensate them for their substantial time commitment, we provide a mix of cash and equity-based compensation to our non-employee directors. None of our employee directors receives additional compensation for his or her service on our Board. In addition, given the value of the investments made by certain of our non-employee directors or their affiliated funds, as well as the internal policies of certain of those funds, we did not provide Dr. Baskett with compensation for his service on our Board, due to his affiliation with NEA. Dr. Baskett resigned from the Board and Compensation Committee effective February 24, 2017.

The Compensation Committee of the Board reviews and assesses non-employee director pay levels every two years. In January 2015, the Compensation Committee approved an increase in cash and equity compensation for our non-employee directors, which levels remained in effect for fiscal year 2016.

Cash Compensation

During fiscal year 2016, our non-employee directors, other than Dr. Baskett as noted above, received the following cash compensation for Board and Board committee services, as applicable, paid on a quarterly basis in arrears:

Annual Retainer	2016
Service on the Board of Directors	$40,000
Lead Independent Director	$20,000
Audit Committee Chair	$20,000
Audit Committee Member	$10,000
Compensation Committee Chair	$15,000
Compensation Committee Member	$7,500
Nominating & Governance Committee Chair	$10,000
Nominating & Governance Committee Member	$5,000

We have a policy of reimbursing our directors for their reasonable out-of-pocket expenses incurred in attending Board and Board committee meetings.

Equity Compensation

Initial Award – Each new non-employee director appointed or elected to the Board will receive an initial RSU grant valued at $350,000 as of the date the person is appointed or elected to the Board (Initial RSU), unless otherwise determined by the Board. The number of shares awarded under an Initial RSU is determined by dividing the dollar amount of the award by the 45-day trailing average closing sales price of our Class A common stock (through the last trading day preceding the grant date) and rounding up to the nearest whole share. Each Initial RSU vests at the rate of 25% on the one-year anniversary of the date of grant and quarterly thereafter over the remaining three years, subject to the director’s continued service with us, provided that upon a change in control, as defined in our 2013 Equity Incentive Plan, as amended (Amended 2013 Plan), vesting will accelerate in full.

Board Compensation for Non-Employee Directors

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Annual Award – Each non-employee director, other than any new non-employee director who has been appointed and received an Initial Award within the prior 12 month period, is entitled to receive an annual RSU grant for shares of our Class A common stock valued at $225,000, granted on the date of our annual meeting of stockholders to the directors elected (or re-elected) at the meeting (Annual RSUs). The number of shares awarded under an Annual RSU is determined by dividing the dollar amount of the award by the 45-day trailing average closing sales price of our Class A common stock (through the last trading day preceding the grant date) and rounding up to the nearest whole share. Each Annual RSU vests quarterly over one year following the date of grant, subject to the director’s continued service with us through such anniversary, provided that upon a change in control, as defined in our Amended 2013 Plan, vesting will accelerate in full.

Director Compensation Limits

Our Amended 2013 Plan provides that in a given fiscal year, a non-employee director may not receive equity awards, taken together with any cash fees paid to such non-employee director during such calendar for services on the Board, in excess of $915,000 in total value (calculating the value of any such awards based on the grant date fair value of such awards for financial reporting purposes). The amount and terms of the limit were set in consultation with Radford, a consulting unit of Aon plc (Radford), and approved by our stockholders at our annual meeting held last year. Tableau believes that having a stockholder-approved limit on director compensation is consistent with best corporate governance practices.

Director Compensation for 2016

The below table sets forth information regarding compensation earned by or paid to our non-employee directors, other than Dr. Baskett as noted above, during fiscal year 2016.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(3)	Total ($)
Mr. Bosworth	52,500	226,746	—	279,246
Mr. Jurgensen	65,000	226,746	—	291,746
Ms. Koplow-McAdams(4)	1,420	—	—	1,420
Mr. McAdam	80,000	226,746	—	306,746
Mr. Seawell	60,000	226,746	—	286,746

(1)

The amounts in the Stock Awards column reflect the aggregate grant date fair value of RSUs granted to directors in 2016 calculated in accordance with FASB ASC Topic 718. The grant date fair value of the Stock Awards is equal to the closing stock price of our Class A common stock on May 12, 2016 (the date of our annual meeting of stockholders held in 2016), which was $48.07. The shares subject to the awards granted during fiscal year 2016 vest quarterly over one year following the date of grant, subject to continued service with us through each vesting date, provided that upon a change in control, as defined in our Amended 2013 Plan, vesting will accelerate in full.

(2)

The aggregate number of shares subject to outstanding RSU awards held by our non-employee directors listed in the table above as of December 31, 2016 was as follows: 2,359 RSUs for each of Messrs. Jurgensen, McAdam and Seawell; and 4,617 RSUs for Mr. Bosworth.

(3)

No option awards were granted during fiscal year 2016. The aggregate number of shares subject to outstanding option awards held by our non-employee directors listed in the table above as of December 31, 2016 was as follows: 2,500 options for Dr. Baskett (granted in 2013, prior to our initial public offering), 1,000 options for Mr. Bosworth (granted in 2012 in connection with consulting advisory services provided to us), 48,000 options for Mr. Jurgensen, 60,000 options for Mr. McAdam, and 10,000 options for Mr. Seawell.

(4)

Ms. Koplow-McAdams was appointed to our Board in December 2016. Pursuant to the terms of her offer letter, the Initial RSU was granted, effective February 15, 2017, to be consistent with the timing of our annual company-wide grants (which includes grants made to our named executive officers).

Director Compensation for 2016

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Our Compensation Discussion and Analysis (CD&A) provides an overview of the material components of our executive compensation program during the fiscal year ended December 31, 2016 for:

Adam Selipsky	President and Chief Executive Officer(1)
Christian Chabot	Co-Founder and Chairman of the Board; Former President and Chief Executive Officer(2)
Thomas Walker	Chief Financial Officer
Andrew Beers	Chief Development Officer
Elissa Fink	Chief Marketing Officer
Keenan Conder	Executive Vice President, General Counsel and Corporate Secretary

(1)	Mr. Selipsky was appointed as our President and Chief Executive Officer in September 2016.
(2)	Mr. Chabot resigned as our President and Chief Executive Officer in September 2016.

We refer to these executive officers collectively in this proxy statement as our named executive officers. The compensation provided to our named executive officers for 2016 is set forth in detail in the Summary Compensation Table and other tables in the “Compensation Tables” section, as well as the accompanying footnotes and narratives relating to those tables. The CD&A also discusses our executive compensation philosophy, objectives and design, and how and why the Compensation Committee of our Board arrived at the specific compensation policies and decisions involving our executive team, including our named executive officers, during 2016.

Executive Summary

2016 Business Highlights

In the fiscal year ended December 31, 2016, performance highlights include achievement of the following:

•	Total annual revenues of $826.9 million, representing an increase of 27% over fiscal year 2015;

•	Released version 10 of Tableau, with new features and capabilities, including analytical and mobile enhancements and new enterprise capabilities focused on security, governance and compliance;

•	Added more than 15,000 new customer accounts, bringing our total to more than 54,000 worldwide as of December 31, 2016; and

•	Appointed Adam Selipsky as our new President, Chief Executive Officer and Director in September 2016.

Executive Compensation Highlights

Consistent with our compensation philosophy throughout the Company, we strive to provide a compensation package to each executive officer that is competitive, rewards achievement of our business objectives, drives the development of a successful and growing business and aligns the interests of our executive officers with our stockholders through equity ownership in the Company. Our 2016 compensation actions and decisions reflect our financial results and business performance, and our executive officers’ accomplishments that helped achieve these results and performance.

Compensation Discussion and Analysis

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The Compensation Committee took the following actions with regard to its review and analysis of 2016 compensation for our named executive officers:

•

Reviewed, assessed and updated the prior peer group of comparable public companies, selected with the assistance of an independent compensation consultant, to inform its decision making process and assist in ensuring that our executive compensation program is positioned to be competitive and aligned with our business objectives at the current stage of the Company’s growth.

•

As a result of its overall review, including comparisons against our peer group, the Compensation Committee increased the base salaries and target cash incentive compensation opportunities for our named executive officers (except our co-founder, Chairman of the Board and former Chief Executive Officer, Christian Chabot), and approved equity awards to our named executive officers (other than for Mr. Chabot), at levels consistent with our philosophy of more heavily weighting equity ownership, to address our retention objectives and to reward individual performance.

•

Also, as a result of the overall review, the Compensation Committee established the initial hire compensatory arrangement for our new Chief Executive Officer, Adam Selipsky, who was appointed by the Board and joined the Company in September 2016, which included base salary, target incentive compensation opportunity and initial equity awards.

We endeavor to maintain good governance standards in our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program annually to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following policies and practices were either adopted or in effect during 2016:

•	Independent Compensation Committee. The Compensation Committee consists solely of independent directors and is responsible for making all executive compensation decisions.

•

Annual Executive Compensation Review. The Compensation Committee conducts an annual review and approval of our compensation strategy, including a review of our compensation peer group and a review of our compensation-related risk profile.

•

Compensation At-Risk. Our executive compensation program is designed so that a significant portion of compensation is “at risk” based on corporate and individual performance and is equity-based to align the interests of our named executive officers and stockholders. Equity awards granted to our executive officers vest or are earned over four-year periods, consistent with current market practice and our retention objectives.

•

No “Single-Trigger” Change in Control Arrangements for Executive Officers. Our change in control payments and benefits for executive officers are reasonable and are based on a “double trigger”—that is, each named executive officer is eligible to receive payments and benefits in connection with a change in control of the Company only if the employment of such named executive officer terminates without cause or for good reason on or within a specified period after the change in control.

•	No Retirement Benefits. We do not provide or promise post-termination retirement or pension-type non-cash benefits for our executive officers that are not available to our employees generally.

•

Restrictions on Transactions in Our Securities. Our insider trading policy prohibits our employees from conducting, among other things, short sales, hedging of stock ownership positions and transactions in derivative securities relating to our capital stock.

Executive Compensation Philosophy, Objectives and Design

The Company participates in the highly competitive data analytics market sector and we expect competition from existing companies and new entrants to continue to intensify. To continue to grow and effectively manage our business in this dynamic environment, we must continually develop and enhance our products, business

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execution and operational excellence. Our ability to compete and succeed is directly correlated to our ability to recruit, motivate and retain skilled leaders and personnel in research and development, sales, marketing and operations. We not only face intense competition for key talent within the data analytics sector, but also from a wider range of technology companies. Our compensation philosophy is designed to establish and maintain a compensation program that attracts, retains and rewards talented individuals who possess the skills necessary to expand and effectively manage our business and contribute to the achievement of our strategic goals, and to create long-term value for our stockholders.

The key elements of our philosophy include the following:

•

Company Ownership. We believe that equity ownership by employees, including our executive officers, is a critical retention tool and equity awards also emphasize long-term results and align the interests of our employees, executive officers and stockholders.

•

Pay for Performance. Our executive compensation program is weighted towards at risk, performance-based compensation. A significant portion of our named executive officers’ compensation is at risk and dependent upon our performance, the individual executive’s performance and an increase in the market price of Tableau’s Class A common stock.

•

Fair, Flexible and Results-Oriented. We design our compensation structure to reward results and to drive operational excellence and consistency across our departmental organizations—research and development, sales, marketing and operations. All named executive officers (other than our Chief Executive Officer) participate in the same broad-based incentive bonus plan as our other non-sales employees. We also offer discretionary cash incentive bonus opportunities to our non-sales named executive officers (other than Mr. Chabot, who as our Chief Executive Officer, elected not to participate in such bonus opportunities) to reward overall corporate, departmental and individual performance.

Our executive compensation program has been heavily weighted towards equity. Our Compensation Committee determined that compensation in the form of equity helps to align our executives with the long-term interests of our stockholders by driving achievement of our strategic and financial goals. Prior to our becoming a public company in May 2013, our equity compensation program was largely in the form of stock option grants. Following our initial public offering, we shifted to the use of RSUs settled in shares of our Class A common stock as our primary equity vehicle for all employees, including our named executive officers. We believe that RSUs can align the interests of employees with stockholders and provide a longer-term focus through a multi-year vesting schedule, while managing dilution to existing investors and providing greater transparency and predictability to employees in the value of their compensation.

To maintain a competitive executive compensation program, we also provide market-based cash compensation in the form of base salaries and incentive-based discretionary annual cash bonuses. All non-sales employees, including our named executive officers (other than the Chief Executive Officer), are eligible to receive a target cash bonus under our annual incentive bonus plan equal to an amount up to 10% of their base salary based on achievement of corporate financial goals, and, in addition, are eligible to receive discretionary cash bonuses if certain corporate, departmental and individual goals are achieved. Historically, our sales employees, including our executive officer sales leader, have been eligible to earn commissions and other sales-related incentives based on achievement of sales quotas to promote revenue growth.

Compensation Decision Process

Compensation decisions for our named executive officers are determined by our Compensation Committee, with input from compensation consultants and, as appropriate, management (including our Chief Executive Officer). Our Compensation Committee reviews the compensation of our executive officers, including our named executive officers, on an annual basis to ensure the executives are appropriately compensated and motivated, and makes adjustments as necessary.

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For fiscal year 2016, the Compensation Committee again engaged Radford as an independent compensation consultant, after taking into account the six factors prescribed by the SEC and NYSE regarding independence assessments of compensation advisors.

The Compensation Committee requested that Radford:

•	evaluate the efficacy of our existing executive compensation strategy and practices in supporting and reinforcing our long-term strategic goals;

•	review and assess our peer group of companies to understand competitive market executive compensation practices;

•	review and assess our current executive officer compensation practices and equity profile relative to our peers;

•	review broader equity metrics and strategy for the Company; and

•	review and assess our policy regarding the compensation for our non-employee directors appropriate for a publicly-held company.

The Chairman of the Compensation Committee and its members also met in executive session with Mr. Chabot, in his capacity as Chief Executive Officer, and Mr. Walker, our Chief Financial Officer, periodically to discuss our compensation history, philosophy, key performance metrics, and strategic goals. Radford ultimately developed recommendations that were submitted to the Compensation Committee for its consideration. In May 2016, following an active dialogue with Radford and further discussions with management, the Compensation Committee ultimately made adjustments to the cash compensation for certain of our executive officers and granted RSUs to certain of our executive officers to promote executive retention and align ourselves with our peer companies in a competitive technology employment market.

Role of Compensation Committee

Pursuant to its charter, the Compensation Committee is primarily responsible for establishing, approving and adjusting compensation arrangements for our named executive officers, and for reviewing and approving corporate goals and objectives relevant to these compensation arrangements, evaluating executive performance and considering factors related to the performance of the Company, including accomplishment of our long-term business and financial goals. Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees as appropriate. For additional information about our Compensation Committee, see the section entitled “Board Meetings and Committees.”

The Compensation Committee has the authority to engage its own advisors to assist it in carrying out its responsibilities. The Compensation Committee has retained Radford to review and assess our executive employee compensation practices relative to market compensation practices and to provide market compensation data. For additional information on these engagements, see the heading below entitled “Role of Compensation Consultants.”

Role of Management

In carrying out its responsibilities, our Compensation Committee works with members of our management, including our Chief Executive Officer, Chief Financial Officer and General Counsel, and our human resources, finance, equity and legal professionals. Typically, our management assists the Compensation Committee by providing information on corporate and individual performance and management’s perspective and recommendations on compensation matters. Our Chief Executive Officer, Chief Financial Officer and General Counsel may attend meetings of the Compensation Committee to present information and answer questions. Our Chief Executive Officer may also make recommendations to the Compensation Committee regarding compensation for our executive officers other than for himself because of his daily involvement with our executive officers. Our Compensation Committee solicits and reviews our Chief Executive Officer’s recommendations as one of several factors in making compensation decisions, along with recommendations and market data provided by

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compensation consultants, and the Compensation Committee’s own independent judgment. No executive officer participates directly in the final deliberations or determinations regarding his or her own compensation package.

Role of Compensation Consultants

Our Compensation Committee has the authority to retain the services and obtain the advice of external advisors, including compensation consultants, legal counsel or other advisors to assist in the evaluation of executive officer compensation. Our Compensation Committee initially engaged Radford in September 2014 to review our executive compensation policies and practices and to conduct a compensation market analysis for executives and boards of directors. In August 2015, our Compensation Committee again engaged Radford to assist with our executive compensation planning for 2016, including providing data for our overall equity and incentive plan targets and an analysis of overall equity usage. Based on the consideration of the various factors as set forth in SEC rules, the Compensation Committee does not believe that its relationship with Radford and the work of Radford on behalf of the Compensation Committee and management have raised any conflict of interest. The Compensation Committee reviews these factors on an annual basis and receives written confirmation from its independent compensation consultants stating their belief that they remain independent compensation consultants to the Compensation Committee.

Competitive Positioning

In September 2015, our Compensation Committee determined to use the following peer group of companies that operate in the applications software, systems software, or adjacent Internet software and services markets, with similar revenues, revenue growth, business stage and market capitalization, to inform its decisions related to 2016 executive compensation:

ANSYS, Inc.	Guidewire Software, Inc.	Splunk Inc.
Arista Networks, Inc.	Medidata Solutions, Inc.	The Ultimate Software Group, Inc.
Aspen Technology, Inc.	MicroStrategy Incorporated	Tyler Technologies, Inc.
athenahealth, Inc.	NetSuite Inc.	Veeva Systems, Inc.
Cornerstone OnDemand, Inc.	Palo Alto Networks, Inc.	Workday, Inc.
CoStar Group, Inc.	Qlik Technologies Inc.	Zillow Group, Inc.
FireEye, Inc.	ServiceNow, Inc.
Fortinet, Inc.	SolarWinds, Inc.

Our Compensation Committee believes that peer group comparisons are useful guidelines to measure the competitiveness of our compensation practices. However, the Compensation Committee has not adopted any formal benchmarking guidelines and maintains discretion to set levels of executive compensation above or below peer levels based upon distinguishing factors such as our internal pay equity and compensation budget, individual performance and contribution to the Company, an executive’s level of experience and responsibilities, and comparability of roles within other peer companies.

Components of Named Executive Officer Compensation

The compensation program for our named executive officers consists of:

•	base salary;
•	variable cash incentive compensation;
•	long-term equity compensation;
•	severance and change in control-related benefits; and
•	employee benefits and perquisites.

Each named executive officer’s compensation has been designed to provide a combination of compensation that is tied to achievement of our short- and long-term objectives. As our needs evolve, we intend to continue to evaluate our philosophy and compensation programs as circumstances require, and at a minimum, we expect to review our executive compensation program at least annually.

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In September 2016, the Board appointed Adam Selipsky as Chief Executive Officer and also as a member of the Board. Prior to this appointment, consistent with our executive compensation process, we asked Radford to review market and peer company data regarding new hire cash and equity considerations for this role. We met with members of senior management and members of the Board to further review, analyze and prepare a competitive offer for this role, consistent with our overall executive compensation philosophy and also designed to attract, motivate and align the candidate with the long-term strategic objectives of the Company and our stockholders. In terms of guidelines, we sought to align the Chief Executive Officer compensation at the 50th percentile in terms of cash compensation, inclusive of base salary and target bonus opportunity, and, consistent with our historic practices, more heavily weight the overall compensation toward equity, at or above the 75th percentile in terms of long-term incentive equity compensation.

As detailed further below, the final compensatory offer arrangement with our new Chief Executive Officer is as follows: (i) base salary of $500,000; (ii) annual incentive bonus in an amount up to 100% of his then-base salary (for fiscal year 2016, the full prorated amount of the annual incentive bonus was guaranteed, and calculated from his start date of September 16, 2016 to December 31, 2016); (iii) signing bonus of $1 million; (iv) long-term equity compensation consisting of an RSU award for the number of units equal to $14 million divided by the trailing average closing sales price of Tableau common stock from August 15, 2016 through September 15, 2016 (the last trading day preceding his start date) and an option to purchase 75,000 shares of our Class A common stock, with an exercise price equal to 100% of the fair market value of the Company’s class A common stock on the date of grant, which was Mr. Selipsky’s starting date of employment on September 16, 2016. The RSU and the stock option grant vest over our standard four-year vesting schedule, provided to all employees.

Base Salary

We provide base salaries to our named executive officers to compensate them for services rendered day-to-day during the year and provide a level of stable fixed compensation. Each named executive officer’s initial base salary was established as the result of arm’s-length negotiation with the individual at the time of hiring, review and assessment of current market conditions, and later pursuant to the Company’s and Compensation Committee’s annual review processes. We generally do not apply specific formulas to determine changes in base salary, but regard the 25th to 50th percentile of base salaries for similar roles at approved peer companies as a relevant but not determinative measure. Our Compensation Committee oversees the review of base salaries of our named executive officers on an annual basis and makes adjustments as it determines to be reasonable and necessary to reflect the scope of a named executive officer’s responsibilities, experience and performance, prior salary level and position (in the case of a promotion), and market conditions and overall Company performance.

In May 2016, in connection with its review of our executive compensation program, our Compensation Committee approved adjustments to the base salaries of our then current named executive officers (excluding Mr. Chabot) that were generally in the 25th to 50th percentile of the comparable executive in our compensation peer group, effective as of January 1, 2016, as set forth in the table below. Our longer-term objective is to align base salary for each of our named executive officers closer to the 50th percentile of our compensation peer group.

Named Executive Officer	2015 Base Salary	2016 Base Salary	Percentage Increase
Mr. Selipsky	n/a	$500,000	n/a
Mr. Chabot	$375,000	$375,000	—
Mr. Walker	$300,000	$350,000	17%
Mr. Beers(1)	$300,000	$325,000	8%
Ms. Fink	$300,000	$325,000	8%
Mr. Conder	$275,000	$300,000	9%

(1)

Mr. Beers was appointed Chief Development Officer, effective as of August 19, 2016. Prior to that, Mr. Beers was our Vice President of Product Development. Mr. Beers did not receive any increase to his base salary during fiscal year 2016 as a result of his promotion.

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Variable Cash Incentive Compensation

One of our compensation objectives is to have a significant portion of each named executive officer’s compensation (other than our former Chief Executive Officer, Mr. Chabot, who has historically elected not to participate in any annual cash bonus plans) tied to variable cash incentives based on corporate, departmental and individual performance.

All non-sales employees, including our named executive officers (other than our Chief Executive Officer), are eligible to receive an annual cash bonus equal to an amount up to 10% of their base salary under our company-wide annual incentive bonus plan, which is based on the achievement of corporate financial goals established in the Board-approved operating plan. We believe this broad-based bonus plan is an important part of our corporate culture where each of the four departments – research and development, sales, marketing and operations – work collectively toward shared corporate goals and objectives. Historically, the target financial goals have been related to bookings targets because we believe this objective is appropriately aligned with our growth strategy.

In addition, our non-sales executive officers (other than our co-founders) have historically been eligible to receive additional discretionary cash bonuses described as “tier 1” and “tier 2” bonuses if certain threshold corporate financial goals are achieved, and where the actual amount of any bonus is determined based on the achievement of subjective departmental and individual performance criteria. The Compensation Committee’s final assessment of a named executive officer’s performance for purposes of earning any such tier 1 or tier 2 bonus is determined in consultation with our Chief Executive Officer.

For 2017, the Compensation Committee is no longer utilizing the tier 1 and tier 2 framework, but utilizing a bonus system that assesses overall corporate, departmental and individual performance in consultation with the Chief Executive Officer for all named executive officers (other than himself). In regard to the Compensation Committee’s performance assessment for the Chief Executive Officer, the Committee will also utilize a review process of assessing performance, progress and achievement across corporate, strategic and individual goals and objectives.

2016 Variable Cash Incentive Compensation Plan

At the end of fiscal 2015, our Board approved an operating plan for the 2016 fiscal year, which was revised by the Board in April 2016 and included corporate performance objectives for the company-wide bonus opportunity and the executive bonus opportunity. Bonuses under our company-wide incentive bonus plan were only earned if we achieved at least 92% of the applicable corporate financial goal, with payments calculated based on a sliding scale. On the low end of the scale, if the minimum threshold of 92% of the corporate financial goal was achieved, then a bonus was earned equal to 1% of the eligible employee’s base salary. On the high end of the scale, if 100% of the goal was achieved, then a bonus was earned equal to 10% of the eligible employee’s base salary.

In order for an eligible named executive officer to receive a tier 1 discretionary bonus, 100% of the applicable corporate financial goal must have been met. This target level was set to be aggressive, yet achievable. In addition, achievement of 105% of the corporate financial goal was necessary for an eligible named executive officer to receive a tier 2 bonus. The Compensation Committee may apply negative discretion to the tier 1 and tier 2 bonuses, such that lower or no payout may be determined even if the relevant goals were achieved.

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The total 2016 annual cash incentive compensation opportunities for our named executive officers, other than Mr. Chabot, are set out below and were determined based on comparable market data, additional input from our compensation consultants, as well as input from our Chief Executive Officer, with the goal of further tying compensation to performance. The amounts reflected below are the maximum bonus opportunities that could be achieved:

Named Executive Officer	Company-Wide Incentive Bonus Opportunity	Tier 1 Bonus Opportunity	Tier 2 Bonus Opportunity	Total 2016 Bonus Opportunity	Total 2016 Bonus Opportunity (as a % of base salary)
Mr. Selipsky(1)	—	—	—	$145,833	100%
Mr. Walker	$35,000	$150,000	$150,000	$335,000	96%
Mr. Beers(2)	$32,500	$75,000	$67,500	$175,000	54%
Ms. Fink	$32,500	$50,000	$50,000	$132,500	41%
Mr. Conder	$30,000	$75,000	$50,000	$155,000	52%

(1)

Under the terms of Mr. Selipsky’s offer letter, for fiscal year 2016, Mr. Selipsky was entitled to the full prorated amount of his annual incentive bonus opportunity of $500,000 (calculated from his start date through December 31, 2016).

(2)

Mr. Beers was appointed Chief Development Officer, effective as of August 19, 2016. Prior to that, Mr. Beers was our Vice President of Product Development. Mr. Beers did not receive any increase to his bonus opportunities during fiscal year 2016 as a result of his promotion.

2016 Cash Incentive Bonus Payout

The Company exceeded the minimum threshold corporate financial goal for payment on the company-wide non-sales incentive bonus plan, which triggered a payout under the plan at 83%, representing 8.33% of an eligible employee’s base salary, including for each of Messrs. Walker, Beers and Conder and Ms. Fink.

For executives, however, the more challenging corporate financial goals applicable to the tier 1 and tier 2 bonuses were not achieved. Thus, none of our named executive officers qualified for tier 1 or tier 2 bonuses. However, in reviewing the overall Company performance in 2016, and the departmental and individual performance of each of our named executive officers, as well as the recommendations of our former Chief Executive Officer, Mr. Chabot, and our current Chief Executive Officer, Mr. Selipsky, the Compensation Committee approved discretionary bonus payments to Messrs. Walker, Beers and Conder and Ms. Fink as noted in the table below. Although not part of the annual incentive bonus plan, these discretionary bonus payouts were determined, in part, based on the formula that had been applied for the company-wide incentive bonus payouts, as this reflected the Company’s performance, as well as the Committee’s assessment of the various subjective factors noted above.

Named Executive Officer	2016 Bonus Opportunity	Discretionary Bonus Received	Company-Wide Incentive Bonus Received	Total 2016 Bonus Compensation Received	Total 2016 Cash Incentive Compensation Received (as a % of base salary)
Mr. Selipsky	$145,833	$145,833	—	$145,833	100%
Mr. Walker	$335,000	$124,500	$29,050	$153,550	44%
Mr. Beers	$175,000	$62,250	$26,975	$89,225	27%
Ms. Fink	$132,500	$41,500	$26,975	$68,475	21%
Mr. Conder	$155,000	$62,250	$24,900	$87,150	29%

The annual cash incentive awards earned by our named executive officers for fiscal year 2016 are also set forth in the Summary Compensation Table below.

Long-Term Equity Compensation

We believe that strong, long-term corporate performance is achieved with a corporate culture that encourages a long-term focus by our named executive officers through the use of stock-based awards, the value of which

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depends on our stock performance. Prior to our initial public offering, our equity incentives were granted in the form of stock options that were subject to vesting over an extended period of time subject to continued service with us. In 2013, once we were a publicly-traded company, we stopped granting stock options to our employees, including our named executive officers, and introduced RSUs into our employee and executive compensation program. This decision was based on our assessment of market conditions in hiring, the peer group data provided by our independent compensation consultant showing a shift to RSUs granted to executive officers in our peer group and our belief that RSUs offer a more predictable nature of value delivery to our named executive officers and to promote further alignment of the interests of our executive officers with the long-term interests of our stockholders. RSUs provide an important tool for us to retain our highly sought after named executive officers since the value of the awards is delivered to our named executive officers over a four year period subject to continued service with us. Going forward, particularly in the case of new executive hires such as the September 2016 hiring of Mr. Selipsky, we may utilize stock options or introduce other forms of equity awards to our executive officers, including our named executive officers, to continue strong alignment of their interests with the interests of our stockholders.

Our Compensation Committee, in consultation with our Chief Executive Officer, determines the size and material terms of equity awards granted to our named executive officers, taking into account the role and responsibility of the named executive officer, our philosophy of more heavily weighting equity compensation over cash compensation, individual performance, competitive factors including competition for technology executives, peer group data, the size and value of long-term equity compensation already held by each executive officer and the vested percentage, the proportion between full value awards (i.e., RSUs) and stock options held by each named executive officer, the total target cash compensation opportunity for each named executive officer, and retention objectives.

In May 2016, our Compensation Committee, in consultation with Radford and our Chief Executive Officer, reviewed the equity compensation for our executive officers to assess the goals of such long-term equity compensation. As a result of that process and with those inputs, our Compensation Committee approved the RSU grants set forth in the table below, with the same four-year vesting schedule that applies to all RSUs granted to employees in 2016. For more information relating to the vesting schedules of these RSU grants, see “Grants of Plan-Based Awards for 2016” table below. We did not make any equity grant to Mr. Chabot as our Chief Executive Officer due to his election not to receive further equity grants. In connection with the appointment of Mr. Selipsky as our new Chief Executive Officer in September 2016, we approved the RSU and option grants set forth in the table below, also with the same four-year vesting schedule. We believe that, at this stage in our growth, service-vested RSUs align the interests of our named executive officers with the long-term interests of our stockholders, and provides incentive to our named executive officers to continue to build and grow Tableau. Our Compensation Committee may consider adopting other forms of equity awards, including performance-based awards, in the future.

The chart below summarizes the equity incentive grant awards made to our named executive officers in 2016:

Named Executive Officer	RSUs (# Units Underlying Award)	Options (# Shares Underlying Award)
Mr. Selipsky	244,499	75,000
Mr. Walker	51,061	—
Mr. Beers	22,964	—
Ms. Fink	26,409	—
Mr. Conder	24,112	—

Severance and Change in Control-Related Benefits

We have entered into change in control severance agreements with each of our named executive officers to provide certain protections in the event of their termination of employment following a change in control of the

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Company. We believe that these protections serve our retention objectives by helping our named executive officers maintain continued focus and dedication to their responsibilities to maximize stockholder value, including in the event of a transaction that could result in a change in control of the Company. The terms of these agreements were considered and approved by our Board prior to our initial public offering. For a summary of the material terms and conditions of these severance and change in control arrangements, see the headings “Executive Offer Letters and Arrangements” and “Potential Payments Upon Termination or Change in Control” in the “Compensation Tables” section below.

Employee Benefits and Perquisites

Our named executive officers are eligible to participate in the same group insurance and employee benefit plans generally available to our other salaried employees in the United States. We provide employee benefits to all eligible employees in the United States, including our named executive officers, which the Compensation Committee believes are reasonable and consistent with our overall compensation objective to better enable us to attract and retain employees. These benefits include medical, dental and vision insurance, a 401(k) plan, life and disability insurance, flexible spending accounts, and other plans and programs. In addition, under the terms of our 2013 Employee Stock Purchase Plan (also referred to as the 2013 ESPP), all of our named executive officers (with the exception of Mr. Chabot who owns shares of Class A and Class B common stock representing more than 5% of the total combined voting power of all classes of stock of the Company) have the opportunity to purchase shares under such plan on the same basis as other U.S.-based employees. We also pay for our named executive officers’ and their spouses’ travel-related expenses and tax gross-ups associated with attendance at our annual sales achievement event. At this time, we do not provide any other special plans or programs for our named executive officers. Employee benefits and perquisites are reviewed from time to time to ensure that benefit levels remain competitive for the Company as a whole, including for our named executive officers. Other than as described above, we do not generally offer special or extraordinary perquisites.

Other Compensation Policies

Stock Trading Practices

We maintain an insider trading policy that, among other things, prohibits all of our employees and consultants, including our named executive officers and directors, from engaging in short sales, hedging of stock ownership positions and transactions involving derivative securities relating to our capital stock. Our insider trading policy also requires that all directors and employees that make up our senior management team, including our named executive officers, pre-clear with our legal department any proposed open market transactions. Further, all individuals subject to the insider trading policy are prohibited from trading during certain quarterly and certain special blackout periods. We have adopted Rule 10b5-1 trading plan guidelines that permit our directors and certain employees, including our named executive officers, to adopt Rule 10b5-1 trading plans or 10b5-1 plans. Under our 10b5-1 trading plan guidelines, 10b5-1 plans may only be adopted or modified during an open trading window under our insider trading policy and only when such individual does not otherwise possess material nonpublic information about the Company.

Stock Ownership and Compensation Recovery Policies

At this time, we have not adopted stock ownership guidelines with respect to the named executive officers or otherwise, in part due to the significant existing equity holdings of our named executive officers. We do not presently have a compensation recovery policy for our named executive officers or otherwise, but we will comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and adopt a compensation recovery policy to the extent required by law once the SEC adopts final regulations on the subject.

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Tax and Accounting Treatment of Compensation

Deductibility of Executive Compensation

Generally, Section 162(m) of the Code disallows a tax deduction to any publicly-held corporation for any remuneration in excess of $1 million paid in any taxable year to its chief executive officer and to certain other highly compensated officers. Remuneration in excess of $1 million may be deducted if, among other things, it qualifies as “performance-based compensation” within the meaning of the Code.

We have not previously taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation for our named executive officers. Further, under a certain Section 162(m) exception, certain compensation paid pursuant to a compensation plan in existence before the effective date of our initial public offering will not be subject to the $1 million limitation until the earliest of: (i) the expiration of the compensation plan, (ii) a material modification of the compensation plan (as determined under Section 162(m)), (iii) the issuance of all the employer stock and other compensation allocated under the compensation plan, and (iv) our 2017 Annual Meeting of Stockholders. In addition, “performance-based compensation” within the meaning of Section 162(m) is not subject to the deductibility limit imposed by Section 162(m) and approval of our Amended 2013 Plan by our stockholders at the 2016 annual meeting of stockholders permits our Compensation Committee to grant awards under our Amended 2013 Plan to our named executive officers that may qualify as “performance-based compensation.” Our Compensation Committee may also, in its judgment, authorize compensation payments that do not comply with an exemption from the deductibility limit when it believes that such payments are appropriate to attract and retain executive talent.

Taxation of “Parachute” Payments and Deferred Compensation

We did not provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999 or 409A of the Code during fiscal year 2016, and we have not agreed and are not otherwise obligated to provide any named executive officer with such a “gross-up” or other reimbursement. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits, and that the Company, or a successor, may forfeit a deduction on the amounts subject to this additional tax. Section 409A also imposes additional significant taxes on the individual in the event that an executive officer, director or other service provider receives “deferred compensation” that does not meet the requirements of Section 409A of the Code.

Accounting for Stock-Based Compensation

We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC Topic 718) to account for the expense of our stock-based awards. FASB ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options and restricted stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the section below entitled “Compensation Tables,” even though our named executive officers may never realize any value from their awards. FASB ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that a named executive officer is required to render service in exchange for the option or other award.

Compensation Risk Assessment

Our Compensation Committee has reviewed our compensation policies and believes that our policies do not encourage excessive or inappropriate risk taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company. As part of its assessment, the

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Compensation Committee considered, among other factors, the allocation of compensation among base salary and short- and long-term compensation, our approach to establishing company-wide and individual financial, departmental and other performance targets, our bonus structure of payouts and the nature of our key performance metrics. We believe these practices encourage our employees to focus on sustained long-term Company growth, which we believe will ultimately contribute to the creation of stockholder value.

Compensation Committee Report(1)

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Mr. Elliott Jurgensen, Jr., Chair
Mr. Billy Bosworth

(1)

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

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Compensation Tables

2016 Summary Compensation Table

The below table sets forth information about compensation earned by our named executive officers during fiscal years 2016, 2015 and 2014. Our named executive officers consist of our Chief Executive Officer, our Chief Financial Officer, and each of our three other most highly compensated executive officers serving at the end of fiscal year 2016, as well as our former Chief Executive Officer.

For more information about our executive officers’ compensation, see the heading “Components of Named Executive Officer Compensation—Variable Cash Incentive Compensation” in the “Compensation Discussion and Analysis” section above.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Adam Selipsky(6)
President and Chief Executive Officer	2016	145,833	1,145,833	13,415,660	1,779,750	—	1,250	16,488,326
Christian Chabot
Chairman and	2016	375,000	—	—	—	—	1,500	376,500
Former President and	2015	375,000	—	—	—	—	155,901	530,901
Chief Executive Officer	2014	375,000	—	—	—	—	153,355	528,355
Thomas Walker
Chief Financial Officer	2016	350,000	124,500	2,468,799	—	29,050	1,500	2,973,849
	2015	300,000	—	3,428,568	—	150,000	5,550	3,884,118
	2014	300,000	—	1,981,026	—	180,000	30,760	2,491,786
Andrew Beers(7)
Chief Development Officer	2016	325,000	62,250	924,301	—	26,975	1,500	1,340,026
Elissa Fink
Chief Marketing Officer	2016	325,000	41,500	1,276,875	—	26,975	1,500	1,671,850
	2015	300,000	—	1,469,429	—	65,000	5,366	1,839,795
	2014	230,000	—	1,000,061	—	113,000	29,768	1,372,829
Keenan Conder
EVP, General Counsel	2016	300,000	62,250	1,165,815	—	24,900	1,500	1,554,465
and Corporate Secretary	2015	275,000	—	1,273,525	—	75,000	1,500	1,625,025
	2014	250,000	—	800,088	—	75,000	5,962	1,131,050

(1)

Amounts shown in the Bonus column include discretionary bonuses paid to our named executive officers in connection with their fiscal year 2016 performance (other than Mr. Selipsky and Mr. Chabot, who elected not to participate), as well as a one-time $1 million signing bonus and a prorated, guaranteed annual bonus paid to Mr. Selipsky as part of his employment offer.

(2)

Stock Awards consist solely of RSU awards and the amounts reported reflect the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718 and are not necessarily an indication of the actual economic value that will be realized by our named executive officers upon the vesting of the RSU awards or the sale of the Class A common stock underlying such awards. The grant date fair value of each RSU award is measured based on the closing price of our Class A common stock on the date of grant, unless there is no closing price on the date of grant, in which case it is based on the closing price on the trading day last preceding the date of grant.

(3)

The amount reported in the Option Awards column reflects the aggregate grant date fair value of Mr. Selipsky’s option award computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value are set forth in Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. Mr. Selipsky will only realize compensation to the extent the trading price of our Class A common stock is greater than the exercise price of such stock options.

(4)

Amounts shown represent fiscal year 2016 bonuses paid under our company-wide incentive bonus plan for non-sales employees for company-wide performance (other than Mr. Chabot, who elected not to participate).

(5)	Amounts shown for fiscal year 2016 reflect Tableau’s 401(k) match of up to $1,500.
(6)	Mr. Selipsky was appointed President and Chief Executive Officer, effective as of September 16, 2016. The amount shown in the Salary column reflects his pro-rated salary for fiscal year 2016.
(7)

Mr. Beers was appointed Chief Development Officer, effective as of August 19, 2016. Prior to that, Mr. Beers was our Vice President of Product Development. Mr. Beers did not receive any increase to his compensation during fiscal year 2016 as a result of his promotion.

Compensation Tables

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Grants of Plan-Based Awards for 2016

The following table sets forth information relating to plan-based incentive awards granted to our named executive officers in 2016.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		All Other Stock Awards: Number of Shares of Stock (#)(2)	All Other Option Awards: Number of Securities Underlying Options ($/sh) (3)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Target ($)	Maximum ($)
Mr. Selipsky	9/16/2016				75,000	54.87	1,779,750
	9/16/2016			244,499			13,415,660
Mr. Chabot	—	—	—	—	—	—	—
Mr. Walker	N/A	35,000	335,000
	5/15/2016			51,061			2,468,799
Mr. Beers	N/A	32,500	175,000
	2/15/2016			22,964			924,301
Ms. Fink	N/A	32,500	132,500
	5/15/2016			26,409			1,276,875
Mr. Conder	N/A	30,000	155,000
	5/15/2016			24,112			1,165,815

(1)

These amounts represent the target and maximum payments for each named executive officer under our 2016 incentive bonus plan. Mr. Selipsky was entitled to a guaranteed annual bonus equal to 100% of his target bonus, prorated based on his date of hire, and therefore no amounts are listed for him in this column for 2016. There was no minimum guaranteed threshold amount under this program. The actual payments for these awards are included in the “Non-Equity Incentive Plan Compensation” column of the “2016 Summary Compensation Table” above. For more information about our incentive bonus plan, see “Compensation Discussion and Analysis—Components of Named Executive Officer Compensation—Variable Incentive Cash Compensation” above.

(2)

Stock awards consist only of RSUs. The shares subject to RSUs granted on February 15, 2016 and September 16, 2016 vest at the rate of 25% on the one-year anniversary of the grant date and the balance vesting in equal quarterly installments over the remaining three years. The shares subject to RSUs granted on May 15, 2016 vest at the rate of 25% on February 15, 2017 and the balance vesting in equal quarterly installments over the remaining three years. The vesting of all RSUs is subject to the individual’s continued service with us through each vesting date.

(3)

The options granted to Mr. Selipsky as part of his employment offer letter vest at the rate of 25% on the one-year anniversary of the grant date and the balance vests in equal quarterly installments over the remaining three years, subject to his continued service with us through each vesting date.

(4)

These amounts reflect the aggregate grant date fair value of the option or RSU awards, as applicable, computed in accordance with FASB ASC Topic 718. The grant date fair value of each RSU award is measured based on the closing price of our Class A common stock on the date of grant, unless there is no closing price on the date of grant, in which case it is based on the closing price on the trading day last preceding the date of grant. The assumptions used in calculating the grant date fair value of option awards are set forth in Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

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Outstanding Equity Awards at December 31, 2016

The following table presents for each of our named executive officers information regarding outstanding options and RSUs held as of December 31, 2016.

	Option Awards						Stock Awards
Name	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Mr. Selipsky	9/16/2016	—	75,000	(2)	54.87	9/16/2026
	9/16/2016						244,499	(2)	10,305,633
Mr. Chabot	1/1/2012	639,812	—		7.17	2/28/2022
	11/15/2013						1,250	(2)	52,688
Mr. Walker	12/7/2012	90,500	—		9.30	12/10/2022
	11/15/2013						1,250	(2)	52,688
	2/15/2014						12,644	(3)	532,945
	2/15/2015						19,305	(2)	813,706
	5/15/2016						51,061	(4)	2,152,221
Mr. Beers	10/11/2006	50,000	—		0.18	2/7/2017
	9/1/2007	100,000	—		0.24	11/7/2017
	7/11/2008	20,000	—		0.42	7/11/2018
	1/1/2009	75,000	—		1.31	2/25/2019
	1/1/2010	55,500	—		1.50	2/24/2020
	8/4/2010	10,000	—		1.75	8/4/2020
	12/7/2012	625	—		9.30	12/10/2022
	2/15/2014						5,425	(3)	228,664
	2/15/2015						11,032	(2)	464,999
	11/15/2015						2,250	(2)	94,838
	2/15/2016						22,964	(2)	967,933
Ms. Fink	1/1/2010	8,875	—		1.50	2/24/2020
	1/1/2011	13,750	—		5.92	3/30/2021
	1/1/2012	29,489	—		7.17	2/28/2022
	12/7/2012	62,500	—		9.30	12/10/2022
	2/15/2014						6,383	(3)	269,043
	2/15/2015						8,274	(2)	348,749
	5/15/2016						26,409	(4)	1,113,139
Mr. Conder	1/23/2012	63,940	—		7.17	2/28/2022
	12/7/2012	43,000	—		9.30	12/10/2022
	2/15/2014						5,107	(3)	215,260
	2/15/2015						7,171	(2)	302,258
	5/15/2016						24,112	(4)	1,016,321

(1)

Represents the market value of the unvested shares subject to the RSU based on the closing price of our Class A common stock on December 30, 2016 (the last trading day in fiscal year 2016), which was $42.15 per share.

(2)

The stock option or RSUs vest over four years, with 25% of the shares or RSUs vesting on the one-year anniversary of the vesting commencement date and the balance vesting in equal quarterly installments over the remaining three years, subject to the individual’s continued service with us through each vesting date.

(3)

The RSUs vest over four years, with 12.5% of the RSUs vesting the quarter following the two-year anniversary of the vesting commencement date and the balance vesting in equal quarterly installments over the remaining seven quarters, subject to the individual’s continued service with us through each vesting date.

(4)

The RSUs vest at the rate of 25% on February 15, 2017 and the balance vesting in equal quarterly installments over the following three years, subject to the individual’s continued service with us through each vesting date.

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Option Exercises and Stock Vested in 2016

The following table provides information for each of the named executive officers on the number of shares of our common stock acquired upon the exercise of stock options and the vesting of RSUs, including the aggregate value realized upon exercise and vesting, before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(3)
Mr. Selipsky	—	—	—	—
Mr. Chabot	—	—	1,250	59,306
Mr. Walker	40,000	2,032,439	23,850	1,103,460
Mr. Beers	86,875	3,736,860	12,585	577,774
Ms. Fink	—	—	10,264	476,319
Mr. Conder	2,915	109,925	8,640	400,074

(1)

These values assume that the fair market value of the Class B common stock underlying the options, which is not listed or approved for trading on or with any securities exchange or association, is equal to the fair market value of our Class A common stock. Each share of Class B common stock is convertible into one share of Class A common stock at any time at the option of the holder or upon certain transfers of such shares.

(2)

The value realized on exercise is calculated as the product of (a) the number of shares for which the options were exercised and (b) the excess of the market price of our Class B common stock, assumed to be equal to our Class A common stock as described in footnote (1) above, on the date of exercise over the applicable exercise price per share of the options.

(3)

The value realized upon the vesting of an RSU is calculated as the product of (a) the number of shares of Class A common stock underlying the RSUs that vested and (b) the closing price of our Class A common stock on the vesting date (or the prior trading day, if the vest date does not fall on a trading day).

Executive Offer Letters and Arrangements

Offer Letters

Each of our named executive officers is an at-will employee. Offer letters with our named executive officers provide for one or more of the following: salary, annual cash incentive bonus based on Company and individual performance, equity-based awards, participation in our company-wide employee benefit plans, and in certain cases, additional perquisites. Each of our named executive officers has also executed our standard form of confidential information and invention assignment agreement.

In addition to these standard provisions, Mr. Selipsky’s offer letter provides for a signing bonus of $1 million, which will not be deemed earned until his completion of two years of employment with Tableau, and a portion of which Mr. Selipsky may be required to repay if he is terminated for Cause (as defined below) or resigns without Good Reason (as defined below) within the first 24 months of his employment with the Company. Mr. Selipsky’s offer letter also provides for a guaranteed cash bonus for 2016 based on a target equal to 100% of his base salary but prorated from his September 16, 2016 start date. In addition, Mr. Selipsky’s offer letter provides that if his employment is terminated by the Company without Cause or he resigns for Good Reason (not in the context of a Change of Control) or as a result of his death or disability within the four year period following his commencement of employment, then, subject to his obligations described below, he will be entitled to the continuation of his base salary for a period of 18 months, a lump sum cash payment equal to his target bonus for the calendar year in which the separation occurs prorated based on such separation date, COBRA coverage for up to 18 months, and acceleration of vesting by 12 months of his then-outstanding unvested equity awards. These severance benefits are conditioned upon Mr. Selipsky’s compliance with certain standard contractual obligations and his execution of a release of claims in favor of the Company, and his resignation as a director on the termination date.

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For purposes of Mr. Selipsky’s offer letter:

•

“Cause” means (i) willful failure to substantially perform his duties to the Company or deliberate and material violation of a Company policy; (ii) commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; or (iii) unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom he owes an obligation of nondisclosure as a result of his relationship with the Company.

•	“Good Reason” has the same meaning as indicated under the Change in Control Agreements described below.

Change in Control Agreements

In order to ensure retention of key personnel and continuity of the business in the event of a change in control, we have also entered into change in control severance agreements with key personnel, including each of our named executive officers, the terms of which were approved by our Compensation Committee (“Change in Control Agreements”).

The Change in Control Agreements provide for the following benefits upon a “Covered Termination” (as described below):

•

a lump sum payment equal to 12 months of such executive’s then-current base salary (six months in the case of Mr. Conder for fiscal year 2016, which was subsequently modified to 12 months in fiscal year 2017);

•

reimbursement of COBRA premiums for such executive and his or her eligible dependents, if any, at the level in effect immediately prior to such officer’s termination of employment, for a period of up to 12 months (or up to six months in the case of Mr. Conder for fiscal year 2016, which was subsequently modified to 12 months in fiscal year 2017); and

•	100% acceleration of vesting of all then-unvested equity awards held by such executive.

For purposes of the Change in Control Agreements:

•

“Covered Termination” means dismissal or discharge for reasons other than Cause (and other than as a result of death or disability), or termination of employment for Good Reason, either of which occurs within 12 months following the effective date of a Change in Control.

•

“Cause” means the executive’s (i) willful failure to substantially perform his or her duties to the Company or deliberate and material violation of a Company policy; (ii) commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) unauthorized use or disclosure by executive of any proprietary information or trade secrets of the Company or any other party to whom the named executive officer owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (iv) willful breach of any obligations under any written agreement or covenant with the Company, in each case in the reasonable determination of the Board. Notwithstanding the foregoing, Cause shall not exist based on conduct described in clause (i) unless the conduct has not been cured within 15 days following the executive’s receipt of written notice from the Company specifying the particulars of the conduct constituting Cause.

•

“Good Reason” means the occurrence of one or more of the following, without an executive’s express written consent (i) a material reduction in executive’s responsibilities, provided that neither a mere change in title alone nor reassignment following a Change in Control to a position that is substantially similar to the position held prior to the Change in Control shall constitute a material reduction in job responsibilities; (ii) relocation by the Company or a subsidiary, parent, affiliate or successor thereto, as appropriate, of executive’s Employee’s primary business location that increases one way commute by more than 35 miles; or (iii) a reduction in then-current base salary by at least 10%, provided that an

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across-the-board reduction in the salary level of all other employees or consultants in positions similar to executive’s by the same percentage amount as part of a general salary level reduction shall not constitute such a salary reduction; provided, however, that in order for an event to qualify as Good Reason, the executive must (1) provide the Company with written notice of the acts or omissions constituting the grounds for Good Reason within 90 days of the initial existence of the grounds for Good Reason, (2) allow the Company at least 30 days from receipt of such written notice to cure such event, and (3) if such event is not reasonably cured within such period, executive’s resignation from all positions then held with the Company must be effective not later than 30 days after the expiration of the cure period.

Payment of any severance benefits described above is conditioned on the executive’s timely execution of a general release of claims in our favor.

Any potential payments and benefits due upon a termination of employment or a change in control of us are further described in this section under the heading “Potential Payments Upon Termination or Change in Control” below.

Pension Benefits and Nonqualified Deferred Compensation Plans

We do not have any plans with any of our named executive officers that provide for payments or other benefits at, following, or in connection with retirement. We also do not have any defined contribution or other plan with any of our named executive officers that provides for the deferral of compensation on a basis that is not tax-qualified.

Potential Payments Upon Termination or Change in Control

Tableau has entered into agreements that entitle our named executive officers to certain benefits in the event of a “Covered Termination” and, additionally, in the case of Mr. Selipsky, certain benefits in the event of a qualifying termination within four years of his start date.

These agreements, including the circumstances that would trigger payments or the provision of other benefits, and material conditions and obligations applicable to the recipient of payments and benefits, are described in this section under the heading “Executive Offer Letters and Arrangements” above.

The below tables provide information concerning the estimated payments and benefits that would be provided in the circumstances described above for each of the named executive officers. Payments and benefits are estimated assuming that the triggering event took place on December 31, 2016. There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, of if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different. Payment of any severance benefits is conditioned on the executive’s timely execution of a general release of claims in our favor.

For purposes of valuing accelerated vesting, the values indicated in the tables below are calculated, with respect to stock options, as the aggregate difference between the fair market value of a share of our common stock underlying the option on December 30, 2016 (the last trading day of 2016) and the exercise price of the applicable option, multiplied by the number of unvested shares accelerated, and, with respect to RSUs, as the fair market value of a share of our Class A common stock on December 31, 2016 multiplied by the number of unvested RSUs accelerated. The closing price of our Class A common stock on December 30, 2016 (the last trading day of 2016) was $42.15 per share.

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Potential Payments to Named Executive Officers, Other than Mr. Selipsky, Upon Termination Under Change in Control Agreements

Name	Cash Severance ($)	COBRA Benefits ($)	Acceleration of Vesting of Equity Awards ($)	Total ($)
Mr. Chabot	375,000	25,156	52,688	452,844
Mr. Walker	350,000	25,156	3,551,559	3,926,715
Mr. Beers	325,000	25,156	1,756,433	2,106,589
Ms. Fink	325,000	25,156	1,730,932	2,081,088
Mr. Conder	150,000	12,578	1,533,839	1,696,417

Potential Payments to Mr. Selipsky Upon Termination

	Cash Severance ($)	Bonus ($)	COBRA Benefits ($)	Acceleration of Vesting of Equity Awards ($)	Total ($)
Offer Letter(1)	750,000	500,000	37,734	3,220,471	4,508,205
Change in Control Agreement	500,000	—	25,156	10,305,633	10,830,789

(1)	Severance amounts are payable if Mr. Selipsky is terminated by us without Cause or he resigns for Good Reason on or prior to September 16, 2020.

Equity Compensation Plan Information

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Equity Compensation Plan Information

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2016.

Plan Category	(a) Number of Securities to be Issued upon Exercise of Outstanding Options and Rights(2) (#)	(b) Weighted Average Exercise Price of Outstanding Options and Rights(3) ($/Share)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(4) (#)
Equity Compensation Plans Approved By Stockholders(1)	11,627,710	9.59	9,846,347
Equity Compensation Plans Not Approved By Stockholders	—	—	—
Total	11,627,710	9.59	9,846,347

(1)	Includes securities issuable under our 2004 Equity Incentive Plan (2004 Plan), Amended 2013 Plan and 2013 ESPP.
(2)

Consists of (i) options to purchase 173,031 shares of Class A common stock under our Amended 2013 Plan and 4,313,385 shares of Class B common stock under our 2004 Plan, and (ii) 7,141,294 shares of our Class A common stock subject to RSUs under our Amended 2013 Plan.

(3)	The weighted average exercise price is calculated based solely on the outstanding stock options. It does not take into account the shares issuable upon vesting of RSUs, which have no exercise price.
(4)

Includes 6,342,962 and 3,503,385 shares of Class A common stock available for issuance under the Amended 2013 Plan and 2013 ESPP, respectively. As of the date of our initial public offering, no further shares were available for issuance under the 2004 Plan. The number of shares reserved for issuance under the 2013 Plan automatically increases on January 1st each year, starting on January 1, 2014 and continuing through January 1, 2023, by the lesser of (a) 5% of the total number of shares of our capital stock outstanding on December 31st of the immediately preceding calendar year and (b) a number determined by our Board. The number of shares reserved for issuance under the 2013 ESPP automatically increases on January 1st each year, starting on January 1, 2014 and continuing through January 1, 2023, by the lesser of (a) 1% of the total number of shares of our capital stock outstanding on December 31st of the preceding calendar year, (b) 4,000,000 shares of Class A common stock or (c) a number determined by our Board. Pursuant to these provisions, an additional 3,835,921 and 767,184 shares of Class A common stock were added to the Amended 2013 Plan and 2013 ESPP, respectively, effective January 1, 2017.

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AUDIT

Audit and Non-Audit Fees

Principal Accountant Fees and Services

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2016 and December 31, 2015 by PricewaterhouseCoopers LLP, the Company’s principal accountant.

	Fiscal Year Ended December 31,
	2016	2015
	(in thousands)
Audit Fees(1)	$1,576	$1,551
Audit-related Fees	—	—
Tax Fees(2)	202	272
All Other Fees(3)	8	34

Total Fees	$1,786	$1,857

(1)

Audit fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, the review of our quarterly consolidated financial statements, and audit services that are normally provided by independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years, such as statutory audits.

(2)	Tax fees for fiscal years ended December 31, 2015 and 2016 consist of fees for services related to global tax compliance.
(3)

All other fees billed for the fiscal year ended December 31, 2016 were related to XBRL review services and a licensing fee for accounting research tools. All other fees billed for the fiscal year ended December 31, 2015 were related to XBRL review services, services in connection with the launch of the employee stock purchase plan and a licensing fee for accounting research tools.

All fees described above were pre-approved by the Audit Committee.

In connection with the audit of the 2016 financial statements, the Company entered into an engagement agreement with PricewaterhouseCoopers LLP that sets forth the terms by which PricewaterhouseCoopers LLP will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services has been delegated to our Audit Committee Chairman up to $100,000, and any such pre-approval is reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of services other than audit services by PricewaterhouseCoopers LLP is compatible with maintaining the principal accountant’s independence.

page 41 / Tableau 2017 Proxy Statement

Audit Committee Report(1)

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2016 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee of the Board of Directors has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
Mr. Brooke Seawell, Chair
Mr. Elliott Jurgensen, Jr.
Mr. John McAdam

(1)

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

page 42 / Tableau 2017 Proxy Statement

ITEMS TO BE VOTED ON

Proposal 1 — Election of Directors

The Nominating Committee has recommended, and our Board has approved, the following nominees for election as Class I directors at the Annual Meeting:

•	Elliott Jurgensen, Jr.
•	John McAdam
•	Brooke Seawell

The term of office of each person elected as a Class I director will continue for a three-year term until our annual meeting of stockholders to be held in 2020, or until a successor has been elected and qualified.

The sections titled “Directors and Executive Officers,” “Board Composition and Leadership,” and “Director Selection and Qualifications” under the “Directors, Executive Officers and Corporate Governance” section of this proxy statement contain detailed biographical information for each nominee, including more information about the leadership skills and other experiences that caused the Nominating Committee and the Board to determine that these nominees should serve as directors of Tableau.

Except as set forth below, unless otherwise instructed, the persons appointed in the accompanying form of proxy will vote the proxies received by them for these nominees, who are all presently directors of Tableau. Mr. Seawell was originally elected to the Board prior to our initial public offering pursuant to the provisions of a voting agreement entered into by certain of our stockholders—including our founders, Mr. Chabot, Dr. Stolte and Dr. Hanrahan, and entities affiliated with NEA—that terminated upon the completion of our initial public offering in 2013.

If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee instead will be voted for the election of a substitute nominee proposed by Tableau. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the three nominees receiving the highest number of affirmative “FOR” votes will be elected as directors. Shares represented by executed proxies will be voted, if authority to do so is not withheld, “FOR” the election of the three nominees.

  Our Board recommends a vote FOR the election to the Board of each of the above-mentioned nominees.

page 43 / Tableau 2017 Proxy Statement

Proposal 2 — Advisory Vote on Executive Compensation

The Board recognizes the interests our investors have in the compensation of our named executive officers. In recognition of that interest and as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the rules of the SEC.

At our annual meeting held last year, the stockholders overwhelmingly approved the advisory vote regarding the compensation of our named executive officers, with over 99% of the total votes cast voting in favor of the proposal. Based on these results, the Compensation Committee continued many of the executive compensation philosophies, programs and practices that help us achieve the objectives of our executive compensation programs and earn stockholder support by providing compensation packages to our executive officers that are:

•	competitive;
•	reward achievement;
•	drive development of a successful and growing business; and
•	align the interests of our executive officers with our stockholders through equity ownership in Tableau.

In addition, at our 2015 annual meeting of stockholders, the stockholders indicated their preference that we solicit a non-binding advisory vote on the compensation of our named executive officers every year. After consideration of the voting results, the Board has adopted a policy that is consistent with that preference. In accordance with that policy, this year we are again asking the stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement.

The Compensation Committee of the Board periodically reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. As described in detail in the “Compensation Discussion and Analysis” section of this proxy statement, our compensation programs are designed to motivate our executives to create a successful company. We believe that our compensation programs, with its balance of short-term incentives (including cash bonus awards) and long-term incentives (including equity awards that vest over four years) reward sustained performance that is aligned with long-term stockholder interests.

This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our stockholders to approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in this proxy statement for the 2017 Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the compensation tables and narrative discussion, and other related disclosure by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation discussion and analysis, compensation tables and narrative discussion, is hereby APPROVED by the stockholders of Tableau Software, Inc.”

As an advisory vote, the result will not be binding on the Board or Compensation Committee. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. The Board and the Compensation Committee value the opinions of our stockholders and expect to take into account the page 44 / Tableau 2017 Proxy Statement

outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

Advisory approval of this proposal requires the vote of the holders of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

  Our Board recommends a vote FOR the advisory vote on executive compensation.

page 45 / Tableau 2017 Proxy Statement

Proposal 3 — Ratification of Independent Registered Public Accounting Firm for 2017 Fiscal Year

The Audit Committee of the Board has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017 and has further directed that management submit the appointment of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited the Company’s financial statements since the fiscal year ended December 31, 2003. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the appointment of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of shares representing a majority of the voting power of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the appointment of PricewaterhouseCoopers LLP.

Our Board recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

page 46 / Tableau 2017 Proxy Statement

OTHER INFORMATION

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Tableau stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from us (if you are a stockholder of record) or from your broker (if you are a beneficial owner) that we or they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, or if you currently receive multiple copies and would like to request “householding” of your communications, please notify your broker or the Company. Direct your written request to the Company to our Corporate Secretary at Tableau Software, Inc., 1621 North 34th Street, Seattle, Washington 98103, or contact our Corporate Secretary at (206) 633-3400.

Stockholder Proposals

To be considered for inclusion in next year’s proxy materials your proposal must be submitted in writing by December 13, 2017 to our Corporate Secretary at 1621 North 34th Street, Seattle, Washington 98103, and must comply with all applicable requirements of Rule 14a-8 promulgated under the Exchange Act; provided, however, that if the next year’s annual meeting of stockholders is held before April 23, 2018 or after June 22, 2018, then the deadline is a reasonable amount of time prior to the date we begin to print and mail our proxy statement for next year’s annual meeting of stockholders.

If you wish to submit a proposal (including a director nomination) at next year’s annual meeting of stockholders that is not to be included in next year’s proxy materials, the proposal must be received by our Corporate Secretary not later than the close of business on February 22, 2018 nor earlier than the close of business on January 23, 2018; provided, however, that if our next year’s annual meeting of stockholders is held before April 23, 2018 or after June 22, 2018, then the proposal must be received not earlier than the close of business on the 120th day prior to such meeting and not later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC is available without charge upon written request to: Tableau Software, Inc., Attn: Corporate Secretary, 1621 North 34th Street, Seattle, Washington 98103.

page 47 / Tableau 2017 Proxy Statement

TABLEAU SOFTWARE, INC. 1621 N 34TH STREET SEATTLE, WA 98103

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

                                                                                                                               E26064-P89281                                            KEEP THIS PORTION FOR YOUR RECORDS

— — — — —  —  —  — — —  —  —  — — — —  —  — —  —  —  —  —  — —  —  — —  — — —  —  —  —  — — —  — — — — — — — — —  — — — — — —

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TABLEAU SOFTWARE, INC. The Board of Directors recommends you vote FOR each of the following nominees for Class I director:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

		☐	☐	☐

1.	Nominees:
01) Elliott Jurgensen, Jr. 02) John McAdam 03) Brooke Seawell

The Board of Directors recommends you vote FOR the following proposals:						For	Against	Abstain

2.	Approval, on an advisory basis, of the compensation of Tableau’s named executive officers.					☐	☐	☐
3.	Ratification of the appointment of PricewaterhouseCoopers LLP as Tableau’s independent registered public accounting firm for the fiscal year ending December 31, 2017.					☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

		Yes	No
Please indicate if you plan to attend this meeting.		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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E26065-P89281

TABLEAU SOFTWARE, INC.
Annual Meeting of Stockholders
May 23, 2017 11:00 AM
This proxy is solicited by the Board of Directors

This Proxy is solicited on behalf of the Board of Directors. The undersigned stockholder of TABLEAU SOFTWARE, INC., hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated as of April 12, 2017 and the 2016 Annual Report to Stockholders and hereby appoints Keenan M. Conder as proxy and attorney-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2017 Annual Meeting of Stockholders of TABLEAU SOFTWARE, INC. to be held on May 23, 2017 at 11:00 a.m. local time, at the Company’s headquarters, located at 1621 North 34th Street, Seattle, Washington 98103, and at any adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED 1). “FOR” THE ELECTION OF EACH OF ELLIOTT JURGENSEN, JR., JOHN MCADAM AND BROOKE SEAWELL; 2). “FOR” THE ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION; AND 3). “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017; AND AS SAID PROXY DEEMS ADVISABLE, ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

Continued and to be signed on reverse side

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